      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 26, 1999

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              THE DII GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         DELAWARE                                                   84-1224426
              (STATE OR OTHER JURISDICTION OF                                    (I.R.S. EMPLOYER
              INCORPORATION OR ORGANIZATION)                                    IDENTIFICATION NO.)

                            6273 MONARCH PARK PLACE
                             NIWOT, COLORADO 80503
                                 (303) 652-2221

         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                THOMAS J. SMACH
                            CHIEF FINANCIAL OFFICER
                              THE DII GROUP, INC.
                            6273 MONARCH PARK PLACE
                             NIWOT, COLORADO 80503
                                 (303) 652-2221

               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

                 JEFFREY N. OSTRAGER, ESQ.                                    MARC S. ROSENBERG, ESQ.
           CURTIS, MALLET-PREVOST, COLT & MOSLE                               CRAVATH, SWAINE & MOORE
                      101 PARK AVENUE                                             WORLDWIDE PLAZA
               NEW YORK, NEW YORK 10178-0061                                     825 EIGHTH AVENUE
                      (212) 696-6000                                       NEW YORK, NEW YORK 10019-7475
                                                                                  (212) 474-1000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                              PROPOSED MAXIMUM        PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF             AMOUNT TO BE         OFFERING PRICE PER      AGGREGATE OFFERING          AMOUNT OF
   SECURITIES TO BE REGISTERED         REGISTERED(1)              SHARE(2)                PRICE(2)            REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par
  value(3).......................     6,900,000 shares            $33.6875              $232,443,750              $64,620
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Includes 900,000 shares that the underwriters may purchase to cover over-allotments.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices reported on the Nasdaq National Market on May 24, 1999.

(3) Including associated Series A Junior Participating Preferred Stock Purchase Rights attached thereto.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED MAY 26, 1999

PROSPECTUS

[DII GROUP INC. LOGO]
                                6,000,000 SHARES

                              THE DII GROUP, INC.
                                  COMMON STOCK
                              $         PER SHARE
                               ------------------
     We are selling 6,000,000 shares of our common stock. The underwriters named in this prospectus may purchase up to 900,000 additional shares of our common stock from us to cover over-allotments.

     Our common stock is quoted on the Nasdaq National Market under the symbol "DIIG." The last reported sale price of our common stock on the Nasdaq National Market on May 25, 1999 was $32.88 per share.

                               ------------------

      INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------------

                                                              PER SHARE       TOTAL
                                                              ----------    ----------
Public Offering Price.......................................  $             $
Underwriting Discount.......................................  $             $
Proceeds to The DII Group, Inc.(before expenses)............  $             $

     The underwriters are offering the shares subject to various conditions. The underwriters expect to deliver the shares to purchasers on or about
               , 1999.

                               ------------------

SALOMON SMITH BARNEY
          BANCBOSTON ROBERTSON STEPHENS
                     DONALDSON, LUFKIN & JENRETTE
                                BEAR, STEARNS & CO. INC.
                                         THOMAS WEISEL PARTNERS LLC
            , 1999

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.
                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Where You Can Find More Information...    2
Summary...............................    3
Cautionary Statements Regarding
  Forward-looking Statements..........    6
Risk Factors..........................    7
Price Range of Common Stock and
  Dividend Policy.....................   11
Use of Proceeds.......................   12
Capitalization........................   13
Selected Consolidated Financial
  Data................................   14

                                        PAGE
                                        ----
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   16
Business..............................   27
Management............................   32
Underwriting..........................   34
Legal Matters.........................   36
Experts...............................   36
Index to Consolidated Financial
  Statements..........................  F-1

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and other reports, proxy statements and other information with the SEC. You may read and copy any of the documents we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC maintains an Internet site, "http://www.sec.gov", that contains reports, proxy and information statements, and other information regarding companies, including the DII Group, that file electronically with the SEC.

     The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you contained in other documents by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of these securities:

     - Our Annual Report on Form 10-K for the fiscal year ended January 3, 1999;

     - Our Quarterly Report on Form 10-Q for the quarter ended April 4, 1999;
       and

     - The descriptions of our common stock and the associated Series A Junior Participating Preferred Stock Purchase Rights contained in our registration statement on Form 10, as amended.

     Information found on our website is not part of this prospectus.

     We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that we have incorporated by reference in this prospectus but have not delivered with this prospectus. You may request a copy of any of our filings, at no cost, by writing or calling:

         Sharon Sweet
         The DII Group, Inc.
         6273 Monarch Park Place
         Niwot, Colorado 80503
         (303) 652-2221

                                    SUMMARY

     The following summary contains basic information about this offering. This summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of this offering. In addition, we incorporate important business and financial information in this prospectus by reference. You may obtain the information incorporated by reference in this prospectus without charge by following the instructions in the "Where You Can Find More Information" section of this prospectus. Unless otherwise indicated, the information in this prospectus assumes that the underwriters' over-allotment option has not been exercised.

                                  OUR COMPANY

     We are a leading global provider of electronics design and manufacturing services (EMS). We offer our products and services to original equipment manufacturers (OEMs) of electronics products who outsource the design and manufacture of their products. Like many EMS providers, we design, assemble and distribute printed circuit boards and completed electronics products. We seek to differentiate ourselves from our EMS competitors by providing comprehensive and integrated design and manufacturing services, including semiconductor design and printed circuit board design and fabrication. This allows us to reduce our customers' product costs and compress the time from product concept to market introduction. In addition, through our global network of 19 facilities in North America, Europe, China and Southeast Asia, we are able to service our customers' worldwide manufacturing requirements more effectively and at lower costs. We believe that the combination of these capabilities enables us to become more integral to our customers' product development and manufacturing strategy and provides us with a significant competitive advantage.

     The EMS industry has grown rapidly over the past several years, as an increasing number of OEMs have outsourced their design and manufacturing requirements. According to a leading industry source, the EMS industry has grown from revenues of $22.3 billion in 1993 to $89.6 billion in 1998, a compound annual growth rate of 32%. We have capitalized on this industry growth through a combination of internal expansion and strategic acquisitions. Our total net sales have increased from $165 million in 1993 to $926 million in 1998, a compound annual growth rate of 41%. We believe that we are well-positioned to capitalize on continued growth in the EMS industry.

     We provide our customers with three primary product and service offerings: semiconductor design; printed circuit board design and fabrication; and systems assembly and distribution. These products and services are provided to more than 300 OEMs, including OEMs in the telecommunications, data communications, high-end computing and medical devices industries. Our customers include industry leaders such as 3Com Corporation, EMC Corporation, Hewlett-Packard Company, IBM, Motorola, and Siemens Medical Systems. Our ten largest customers, in the aggregate, accounted for 48% of our total net sales in 1998. Approximately 40% of our total net sales in fiscal 1998 were derived from customers utilizing two or more of our primary product and service offerings.

     We have actively pursued acquisitions to expand our geographic presence, enhance our product and service offerings, diversify our customer base, increase our speed to market and increase our volume production capabilities. An increasing number of OEMs are outsourcing and divesting their manufacturing operations as an integral part of their manufacturing strategy. We intend to selectively pursue OEM divestitures and other strategic acquisition opportunities which we believe will favorably impact our profitability. In 1998, we completed acquisitions in the Czech Republic, Germany and the People's Republic of China. In 1998, we also sharpened our focus on our core business and decided to sell our semiconductor fabrication facility and our non-core operations.

STRATEGY

     Our goal is to capitalize on the growth in the electronics outsourcing industry and to be the fastest and most comprehensive global provider of custom design and manufacturing services to OEMs. To achieve this objective, we will continue to implement the following strategies:

     - Offer comprehensive and integrated design and manufacturing services

     - Reduce our customers' product costs and time-to-market

     - Provide worldwide manufacturing capabilities near our customers' end markets

     - Become an integral part of our customers' product development and manufacturing strategy

     - Actively pursue strategic acquisitions

     The address of our principal executive offices is 6273 Monarch Park Place, Niwot, Colorado 80503. Our Internet address is www.diigroup.com. Our telephone number is (303) 652-2221. We are incorporated in Delaware, and our common stock is quoted on the Nasdaq National Market under the symbol "DIIG."

                                  THE OFFERING

Common stock we are selling.................    6,000,000 shares

Common stock to be outstanding after the
offering....................................    35,503,171 shares(1)

Use of proceeds.............................    We intend to use the proceeds of
                                                this offering to repay our
                                                outstanding borrowings of $57.5
                                                million under our revolving
                                                credit facility, to fund capital
                                                expenditures and acquisitions,
                                                and for general corporate
                                                purposes.

Nasdaq National Market Symbol...............    DIIG
------------------------
     (1) This figure does not include 3.2 million shares which may be issued upon the exercise of stock options, of which 1.4 million stock options are presently exercisable. This figure also does not include 0.6 million shares which may be issued upon the vesting of performance shares.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The summary consolidated financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our audited consolidated financial statements and related notes and our unaudited interim condensed consolidated financial statements and related notes, all appearing elsewhere in this prospectus. All amounts in the following tables are in thousands, except per share data.

                            QUARTER ENDED                                 FISCAL YEAR ENDED
                         --------------------   ----------------------------------------------------------------------
                         APRIL 4,   MARCH 29,   JANUARY 3,   DECEMBER 28,   DECEMBER 29,   DECEMBER 31,   DECEMBER 31,
                           1999       1998         1999          1997           1996           1995           1994
                         --------   ---------   ----------   ------------   ------------   ------------   ------------
STATEMENT OF OPERATIONS
  DATA:
Net sales..............  $247,468   $235,374     $925,543      $779,603       $458,893       $396,978       $258,464
Cost of sales:
  Cost of sales........   209,539    201,932      786,611       647,663        370,610        319,572        213,487
  Non-recurring
    charges............        --     52,156       74,182            --         11,883             --          5,105
                         --------   --------     --------      --------       --------       --------       --------
    Total cost of
      sales............   209,539    254,088      860,793       647,663        382,493        319,572        218,592
                         --------   --------     --------      --------       --------       --------       --------
  Gross profit
    (loss).............    37,929    (18,714)      64,750       131,940         76,400         77,406         39,872
Selling, general
  and administrative
  expenses.............    20,110     19,176       77,318        68,783         48,540         38,851         21,717
Non-recurring
  charges..............        --      1,844        2,454            --          4,649             --          6,995
Interest expense
  (income), net........     6,088      3,792       18,786         8,917          4,535          2,037           (873)
Amortization of
  intangibles..........     1,295      1,121        4,661         3,968          3,118          2,481            778
Other, net.............       (14)      (168)          63           607           (115)          (180)          (341)
                         --------   --------     --------      --------       --------       --------       --------
Income (loss) from
  continuing operations
  before income taxes
  and extraordinary
  item.................  $ 10,450   $(44,479)    $(38,532)     $ 49,665       $ 15,673       $ 34,217       $ 11,596
                         ========   ========     ========      ========       ========       ========       ========
Income (loss) before
  extraordinary item...  $  8,883   $(32,047)    $(17,032)     $ 35,320       $ 10,035       $ 23,654       $  8,803
                         ========   ========     ========      ========       ========       ========       ========
Earnings (loss) per
  common share before
  extraordinary item:
  Basic................  $   0.32   $  (1.27)    $  (0.68)     $   1.43       $   0.42       $   1.05       $   0.44
  Diluted..............  $   0.31   $  (1.27)    $  (0.68)     $   1.26       $   0.40       $   0.95       $   0.41

                                                                              AS OF
                                                               AS OF        APRIL 4,
                                                              APRIL 4,        1999
                                                                1999      (AS ADJUSTED)
                    BALANCE SHEET DATA:                       --------    -------------
Cash and cash equivalents...................................  $ 42,522      $172,996
Working capital.............................................    94,898       225,372
Total assets................................................   752,610       883,084
Long-term debt..............................................   288,557       231,057
Total stockholders' equity..................................   272,579       460,553

            See footnotes to "Selected Consolidated Financial Data."

           CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

     We make statements in this prospectus and in the documents we incorporate by reference that may be considered "forward-looking statements" within the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. Sometimes these statements will contain words such as "believes," "expects," "intends," "anticipates," "estimates," "strategy," "plans," and other similar words. We have based these statements on our current expectations of future events. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual results to be materially different from those we project. These risks, uncertainties and factors include:

     - general economic and business conditions
     - our dependence on the electronics industry
     - our dependence on important customers
     - potential changes in demand for our products and services or the products of our customers
     - the risks of delays or cancellations of our customers' orders
     - the risks of our manufacturing capacity being underutilized
     - the availability of components
     - price and product competition
     - the risk of failing to keep up with technological change
     - our ability to integrate acquisitions
     - our ability to manage growth
     - risks associated with international operations
     - problems related to the Year 2000
     - the availability and terms of needed capital
     - risks of loss from environmental liabilities

     Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading "Risk Factors." Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

     You should read this prospectus and the documents that we incorporate by reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

                                  RISK FACTORS

     Before making an investment decision, you should consider carefully the following risk factors concerning our company and the other information included or incorporated by reference in this prospectus.

OUR ACQUISITIONS MAY PRESENT DIFFICULTIES FOR US.

     We have made three acquisitions in the past twelve months, and we intend to make additional acquisitions in the future. We are subject to numerous risks as a result of acquisitions, including the following:

     - it may be difficult to integrate the operations we acquire into our business;

     - we may have difficulty managing our existing business due to the need to integrate acquired operations;

     - it may not be possible to retain all the key employees of the operations we acquire; and

     - we may face increased exposure to Year 2000 problems.

     We cannot assure you that any of our recent or future acquisitions will be successful. For example, our 1996 acquisition of Orbit Semiconductor adversely impacted our operating results and consolidated financial position. We ultimately sold Orbit's underutilized semiconductor fabrication facility, resulting in pre-tax non-recurring charges of $76.6 million in fiscal 1998. If any of our other acquisitions are not successful, it is likely that our performance will be adversely affected.

WE ARE SUBJECT TO THE DEMANDS AND UNCERTAINTIES OF THE ELECTRONICS INDUSTRY.

     Our business depends on the electronics industry, which is subject to rapid technological change, short product life cycles and pricing and margin pressure. When these factors adversely affect our customers, we may suffer similar effects. In addition, the electronics industry has historically been cyclical and subject to significant economic downturns characterized by diminished product demand, rapid declines in average selling prices and over-capacity. For example, the economic downturn in Asia in 1998 had a negative effect on the prices of electronics products. The economic conditions affecting the electronics industry, in general, or any of our major customers, in particular, may adversely affect our operating results.

OUR PERFORMANCE DEPENDS ON THE BUSINESS OF OUR MAJOR CUSTOMERS.

     We depend on a small number of customers for a significant portion of our business. The following table sets forth the percentages of our total net sales to customers who accounted for 10% or more of our total net sales and the percentage of our total net sales to our ten largest customers in each period presented:

                                                                            FISCAL YEAR
                                                           QUARTER ENDED    ------------
                                                           APRIL 4, 1999    1998    1997
                                                           -------------    ----    ----
Hewlett-Packard Company..................................       16%         10%     17%
IBM......................................................       10%         10%     N/A
Mylex Corporation........................................       11%         N/A     N/A
Ten largest customers as a group.........................       58%         48%     50%

     We expect to continue to depend on sales to our major customers. If a major customer significantly reduced the amount of business it does with us there would be a material adverse impact on our operating results. In addition, we usually do not obtain firm long-term commitments or volume guarantees from our customers. As a result, our customers may cancel, delay or reduce orders without penalty. Since it is not always possible to replace lost business on a timely basis, it is likely that our operating results would be materially adversely affected if our customers were to cancel, delay or reduce significant amounts of business in the future. In the past, changes in our customers' orders have had a significant impact on our operating results.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY.

     Our quarterly results of operations may vary significantly for a variety of reasons, including the following:

     - economic conditions in the markets we serve
     - price and product competition
     - the timing and volume of our customers' orders
     - changes in the mix of products we sell
     - the levels at which we utilize our manufacturing capacity
     - our level of experience in manufacturing a particular product
     - difficulties we may face integrating acquired operations
     - costs associated with adding new geographical locations
     - shortages of components or experienced labor
     - foreign currency exposure

Each of these factors has had in the past, and may have in the future, an adverse effect on our operating results. Additionally, as is the case with many technology companies, we typically ship a significant portion of our products in the last few weeks of a quarter. As a result, our operating results may vary significantly from one quarter to the next.

WE DEPEND ON OUR SUPPLIERS AND UPON THE AVAILABILITY OF COMPONENTS.

     We order raw materials and components to complete our customers' purchase orders. Although we work with our customers and suppliers to minimize the impact of shortages in materials, we sometimes experience short-term adverse effects due to price fluctuations and delayed shipments. In the past, industry-wide shortages of electronic components, particularly of memory and logic devices, have occurred. If a significant shortage of raw materials or components were to occur, our operating results would be materially adversely affected. We also depend on a small number of suppliers for many of the raw materials and components that we use in our business. If we were unable to continue to purchase these raw materials and components from our suppliers, our operating results would be materially adversely affected.

OUR BUSINESS REQUIRES SUBSTANTIAL CAPITAL.

     We have made and will continue to make substantial capital expenditures to expand our operations and remain competitive in the rapidly changing electronics industry. Our capital expenditures were approximately $153.9 million in fiscal 1998, $121.3 million in fiscal 1997, and $33.3 million in fiscal 1996. We expect that we will make capital expenditures of approximately $80 million to $90 million in fiscal 1999, not including possible purchases of manufacturing assets from OEMs. In May 1999, we entered into a memorandum of understanding with Ericsson Austria AG to purchase Ericsson's manufacturing assets in Kindberg, Austria for an estimated purchase price of approximately $20 million. There can be no assurance that we will consummate this acquisition.

     In addition, we have made and will continue to make strategic business acquisitions. We spent approximately $53.9 million for business acquisitions in fiscal 1998, $7.9 million in fiscal 1997 and $2.1 million in fiscal 1996. In 1999, we have made two strategic minority investments aggregating $20.5 million. We intend to finance our capital expenditures and business acquisitions with the proceeds from this offering, borrowings under our credit facility, funds provided by our business, our existing cash reserves and leasing capabilities. We may seek additional equity or debt financing if the funds available from these sources are not adequate to satisfy our capital requirements. It is possible that we will not be able to obtain sufficient financing to enable us to finance all of our growth and acquisition plans. Also, it is possible that financing may not be available on acceptable terms.

OUR RECENT DIVESTITURES MAY HAVE A NEGATIVE IMPACT ON OUR OPERATING RESULTS.

     In 1998, we decided to sell our non-core operations involved in the production of equipment and tooling used in the printed circuit board assembly process. In March and April 1999, we sold two of these operations and, in April 1999, we entered into a letter of intent to sell the remaining non-core operations. We anticipate that our operating results will be adversely affected by approximately a 7% reduction in total net sales and net income until we reinvest the proceeds from these divestitures into our core business.

WE FACE SIGNIFICANT COMPETITION.

     We operate in a highly competitive industry. We compete against many domestic and foreign companies, some of which have substantially greater manufacturing, financial, research and development, and marketing resources than we have. Since we design and fabricate printed circuit boards, some of our EMS competitors are also our customers. As we continue to expand our operations, some of our competitors may decide to place orders with companies with which they are in less direct competition.

WE MUST MAINTAIN OUR TECHNOLOGICAL AND MANUFACTURING PROCESS EXPERTISE.

     The market for our manufacturing services is characterized by rapidly changing technology and continuing process development. We are continually evaluating the advantages and feasibility of new manufacturing processes. We believe that our future success will depend upon our ability to develop and provide manufacturing services which meet our customers' changing needs. This requires that we maintain technological leadership and successfully anticipate or respond to technological changes in manufacturing processes on a cost-effective and timely basis. We cannot assure you that our process development efforts will be successful.

OPERATING IN FOREIGN COUNTRIES EXPOSES US TO INCREASED RISK.

     Our operations outside of the United States generated 43% of our total net sales in fiscal 1998, 42% of our total net sales in fiscal 1997 and 25% of our total net sales in fiscal 1996. We expect that the percentage of our net sales generated by our non-U.S. operations will increase significantly as a result of our recent and future acquisitions outside the United States. Recently, we acquired operations in Germany, the People's Republic of China and the Czech Republic, and we have continued to increase our investment in foreign operations. Our international operations expose us to the following risks of doing business abroad:

     - economic and political conditions in each country
     - managing and staffing operations spread over various countries
     - greater difficulty in accounts receivable collection
     - export duties
     - tariffs and other trade barriers
     - currency fluctuations and exchange controls
     - unexpected changes in foreign regulations
     - burdens of complying with a wide variety of foreign laws

WE MAY SUFFER YEAR 2000-RELATED FAILURES.

     Many software applications, embedded computer chips and computer equipment have been designed to determine the year based upon only the last two digits. Upon the turn of the millennium, these systems may mistake the year 2000 for the year 1900, resulting in miscalculations and potentially catastrophic systems failures.

     We cannot be certain that our efforts to address the Year 2000 issue will be appropriate, adequate or complete. We also depend upon third-party software and services. If third parties, including material vendors and suppliers, fail to adequately address their Year 2000 issues, or if their remediation results in system incompatibilities, our production, shipment and financial operations would be materially impaired.

OUR STOCK PRICE MAY BE VOLATILE.

     Our common stock has experienced significant price volatility, and this volatility may continue in the future. The market price for our common stock may be affected by a number of factors, including quarterly variations in our results of operations, changes in earnings estimates or recommendations by securities analysts, developments in our industry, sales of substantial numbers of shares of our common stock in the public market, general market conditions and other factors, including factors unrelated to our operating performance. These factors and fluctuations, as well as general economic, political and market conditions, such as recessions, may materially adversely affect the market price of our common stock.

WE ARE SUBJECT TO A VARIETY OF ENVIRONMENTAL LAWS.

     We are subject to various federal, state, local and foreign environmental laws and regulations, including those governing the use, discharge and disposal of hazardous substances in the ordinary course of our manufacturing process. Although we believe that our current manufacturing operations comply in all material respects with applicable environmental laws and regulations, environmental legislation has been enacted and may in the future be enacted or interpreted to create environmental liability with respect to our facilities or operations. In addition, we are responsible for cleanup of contamination at some of our current and former manufacturing facilities. If more stringent compliance or cleanup standards under environmental laws or regulations are imposed, or the results of our future testing and analyses at our operating facilities indicate that we are responsible for the release of hazardous substances, we may be subject to additional remediation liability. Further, there can be no assurance that additional environmental matters will not arise in the future at sites where no problem is currently known or at sites that we may acquire in the future.

PROVISIONS IN OUR CHARTER DOCUMENTS AND STATE LAW MAY MAKE IT DIFFICULT FOR OTHERS TO OBTAIN CONTROL OF THE DII GROUP, EVEN THOUGH SOME STOCKHOLDERS MAY CONSIDER IT TO BE BENEFICIAL.

     Our shareholder rights plan, specific provisions of our Certificate of Incorporation and the Delaware General Corporation Law may delay, inhibit or prevent someone from gaining control of us through a tender offer, business combination, proxy contest or some other method. These provisions include:

     - a "poison pill" shareholder rights plan;

     - authority given to our Board of Directors to issue preferred stock and to determine the price, rights, preferences, privileges and restrictions of those shares without any further stockholder vote;

     - anti-takeover provisions of the Delaware General Corporation Law; and

     - provisions of our Certificate of Incorporation and by-laws.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock is quoted on the Nasdaq National Market under the symbol "DIIG." The following table sets forth the high and low per share sale prices of our common stock as reported by the Nasdaq National Market for the periods indicated. The prices set forth in the table have been adjusted to reflect the two-for-one stock split effective September 2, 1997.

                                                               HIGH      LOW
                                                              ------    ------
1997
  First quarter.............................................  $14.75    $10.19
  Second quarter............................................   22.13     11.09
  Third quarter.............................................   32.78     21.00
  Fourth quarter............................................   33.50     18.00
1998
  First quarter.............................................   29.88     20.13
  Second quarter............................................   23.81     14.38
  Third quarter.............................................   18.75     11.88
  Fourth quarter............................................   24.13      9.88
1999
  First quarter.............................................   30.44     21.75
  Second quarter (through May 25, 1999).....................   38.00     23.88

     On May 25, 1999, the closing price per share of our common stock was $32.88.

     We have not paid any cash dividends on our common stock in the past and are restricted from paying dividends under the terms of our existing credit facility. For more information about the terms of our credit facility, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and related notes.

     We presently intend to retain earnings for use in our business and do not anticipate paying cash dividends in the foreseeable future.

                                USE OF PROCEEDS

     We estimate that we will receive net proceeds from the sale of our common stock of approximately $188.0 million, or approximately $216.2 million if the underwriters exercise their over-allotment option in full. This estimate reflects an assumed offering price of $32.88 per share and deductions for underwriting discounts and commissions and other estimated fees and expenses we will pay. We intend to use a portion of the proceeds to repay outstanding borrowings under our revolving credit facility which matures November 1, 2003. As of April 4, 1999, we had $57.5 million of outstanding borrowings under this facility and the effective interest rate was 7.24%. We borrowed these funds partly to fund our acquisition in China in 1998 and to finance two strategic minority investments that we made in the first quarter of 1999. We will not reduce the commitment level under our revolving credit facility.

     We intend to use the remaining proceeds to fund capital expenditures and acquisitions, and for general corporate purposes. We will have substantial discretion in utilizing these remaining proceeds. We are currently considering a number of acquisitions, but we have not yet entered into any definitive agreements. We also expect additional acquisition opportunities to arise. On May 4, 1999, we entered into a memorandum of understanding with Ericsson Austria AG to purchase Ericsson's manufacturing facility and related assets in Kindberg, Austria for an estimated purchase price of approximately $20 million, subject to working capital levels at the time of closing. As part of this acquisition, we would enter into a long-term supply agreement with Ericsson to manufacture equipment used in the business phone market. This acquisition is subject to negotiation of a definitive agreement and customary closing conditions, and we cannot assure you that we will complete this acquisition. Other acquisitions will be subject to various contingencies, including the results of negotiations with third parties, obtaining required governmental approvals, and obtaining required stockholder or board approvals.

     Pending these uses, we intend to invest the proceeds not used to repay debt in short-term, interest-bearing investments, or bank deposits.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of April 4, 1999, and as adjusted to give effect to our sale of 6,000,000 shares of common stock and the application of the net proceeds as described in "Use of Proceeds." The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our audited consolidated financial statements and related notes and our unaudited interim condensed consolidated financial statements and related notes, all appearing elsewhere in this prospectus.

                                                                AS OF APRIL 4, 1999
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                  (IN THOUSANDS)
Cash and cash equivalents:..................................  $ 42,522     $172,996
                                                              ========     ========
Total debt:
  Senior subordinated notes.................................   150,000      150,000
  Bank term loan............................................    96,000       96,000
  Line-of-credit............................................    57,500           --
  Capital lease obligations and other.......................     4,191        4,191
  Notes payable to sellers of businesses acquired...........     6,373        6,373
                                                              --------     --------
          Total debt........................................   314,064      256,564
                                                              --------     --------
Stockholders' equity:
  Preferred stock, $0.01 par value: 5,000,000 shares
     authorized; none issued................................        --           --
  Common stock, $0.01 par value: 90,000,000 shares
     authorized; 30,930,260 and 36,930,260 shares issued;
     29,283,260 and 35,283,260 shares outstanding...........       309          369
  Additional paid-in capital................................   211,367      399,281
  Retained earnings.........................................   101,954      101,954
  Treasury stock, at cost: 1,647,000 shares.................   (28,544)     (28,544)
  Accumulated other comprehensive loss......................    (4,254)      (4,254)
  Deferred compensation.....................................    (8,253)      (8,253)
                                                              --------     --------
          Total stockholders' equity........................   272,579      460,553
                                                              --------     --------
Total capitalization........................................  $586,643     $717,117
                                                              ========     ========

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our audited consolidated financial statements and related notes and our unaudited interim condensed consolidated financial statements and related notes, all appearing elsewhere in this prospectus. All amounts in the following tables are in thousands except per share data.

                                       QUARTER ENDED                                 FISCAL YEAR ENDED
                                    --------------------   ----------------------------------------------------------------------
                                    APRIL 4,   MARCH 29,   JANUARY 3,   DECEMBER 28,   DECEMBER 29,   DECEMBER 31,   DECEMBER 31,
                                      1999      1998(3)     1999(3)         1997         1996(4)        1995(5)        1994(6)
                                    --------   ---------   ----------   ------------   ------------   ------------   ------------
STATEMENT OF OPERATIONS DATA (1):
Net sales:
  Systems assembly and
    distribution..................  $150,913   $150,419     $589,286      $514,078       $274,651       $252,175       $179,662
  Printed circuit boards..........    71,321     50,708      208,696       128,107         72,851         56,425         15,635
  Other...........................    25,234     34,247      127,561       137,418        111,391         88,378         63,167
                                    --------   --------     --------      --------       --------       --------       --------
         Total net sales..........   247,468    235,374      925,543       779,603        458,893        396,978        258,464
Cost of sales:
  Cost of sales...................   209,539    201,932      786,611       647,663        370,610        319,572        213,487
  Non-recurring charges...........        --     52,156       74,182            --         11,883             --          5,105
                                    --------   --------     --------      --------       --------       --------       --------
         Total cost of sales......   209,539    254,088      860,793       647,663        382,493        319,572        218,592
                                    --------   --------     --------      --------       --------       --------       --------
  Gross profit (loss).............    37,929    (18,714)      64,750       131,940         76,400         77,406         39,872
Selling, general and
  administrative expenses.........    20,110     19,176       77,318        68,783         48,540         38,851         21,717
Non-recurring charges.............        --      1,844        2,454            --          4,649             --          6,995
Interest income...................      (394)      (927)      (2,894)       (1,744)        (1,732)        (1,812)        (1,813)
Interest expense..................     6,482      4,719       21,680        10,661          6,267          3,849            940
Amortization of intangibles.......     1,295      1,121        4,661         3,968          3,118          2,481            778
Other, net........................       (14)      (168)          63           607           (115)          (180)          (341)
                                    --------   --------     --------      --------       --------       --------       --------
Income (loss) from continuing
  operations before income taxes
  and extraordinary item..........  $ 10,450   $(44,479)    $(38,532)     $ 49,665       $ 15,673       $ 34,217       $ 11,596
                                    ========   ========     ========      ========       ========       ========       ========
Income (loss) before extraordinary
  item............................  $  8,883   $(32,047)    $(17,032)     $ 35,320       $ 10,035       $ 23,654       $  8,803
                                    ========   ========     ========      ========       ========       ========       ========
Earnings (loss) per common share
  before extraordinary item(2):
  Basic...........................  $   0.32   $  (1.27)    $  (0.68)     $   1.43       $   0.42       $   1.05       $   0.44
  Diluted.........................  $   0.31   $  (1.27)    $  (0.68)     $   1.26       $   0.40       $   0.95       $   0.41
Weighted average number of common
  shares and equivalents
  outstanding(2):
  Basic...........................    27,352     25,303       24,888        24,719         23,678         22,544         19,992
  Diluted.........................    30,477     25,303       24,888        30,702         25,074         25,628         21,706
CASH DIVIDENDS DECLARED...........  $     --   $     --     $     --      $     --       $     --       $     --       $     --

                                              APRIL 4,   JANUARY 3,   DECEMBER 28,   DECEMBER 29,   DECEMBER 31,   DECEMBER 31,
                                                1999        1999          1997           1996           1995           1994
                                              --------   ----------   ------------   ------------   ------------   ------------
BALANCE SHEET DATA (1):
Cash and cash equivalents...................  $ 42,522    $ 55,972      $ 85,067       $ 25,010       $ 55,533       $ 15,161
Total assets................................   752,610     747,309       592,729        335,851        327,311        211,460
Convertible subordinated notes (2)..........        --      86,235        86,250         86,250         86,250             --
Long-term debt, excluding convertible
  subordinated notes........................   288,557     273,684       156,545         12,938          9,401         31,872
Total stockholders' equity (2)..............   272,579     175,721       207,348        159,037        145,549        118,452

---------------
(1) For information regarding business combinations, asset purchases and strategic investments, see Notes 2 and 4 of our audited consolidated financial statements and Note 3 of our unaudited interim condensed consolidated financial statements.

(2) As of February 18, 1999, we converted substantially all of our convertible subordinated notes into approximately 4.6 million shares of common stock and redeemed the unconverted portion for $0.1 million.

(3) We recorded non-recurring pre-tax charges of $76.6 million in fiscal 1998, of which $54.0 million was recognized during the quarter ended March 29, 1998. The charges were primarily due to the impaired recoverability of fixed assets, intangible assets, inventory and accounts receivable, and other costs associated with the decision to sell Orbit's 6-inch, 0.6 micron semiconductor facility and exiting semiconductor manufacturing. We completed the sale of the manufacturing facility in January 1999.

(4) We recorded a non-recurring pre-tax charge of $16.5 million in fiscal 1996. This non-recurring charge included $4.6 million of costs associated with the Orbit merger and $11.9 million of costs associated with the closing and sale of Orbit's 4-inch, 1.2 micron wafer fabrication facility.

(5) We recorded an extraordinary loss of $0.7 million, net of tax, in fiscal 1995. This extraordinary loss was related to the early extinguishment of debt.

(6) We recorded a non-recurring pre-tax charge of $12.1 million in fiscal 1994. This non-recurring charge was primarily associated with the write-down of inventory and receivables to their net realizable value relating to two under-capitalized start-up customers.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read together with the "Selected Consolidated Financial Data," our audited consolidated financial statements and related notes and our unaudited interim condensed consolidated financial statements and related notes, all appearing elsewhere in this prospectus. For a discussion of factors that may affect our operating results, please see "Risk Factors."

     Our fiscal year consists of either a 52-week or 53-week period ending on the Sunday nearest to December 31. Accordingly, our audited consolidated financial statements are presented as of January 3, 1999 and December 28, 1997, and for the 53 weeks ended January 3, 1999 and 52 weeks ended December 28, 1997 and December 29, 1996. Our unaudited interim condensed consolidated financial statements are presented as of and for the quarters ended April 4, 1999 and March 29, 1998, both of which are 13-week periods.

RECENT ACQUISITIONS AND DIVESTITURES

     In August 1998, we acquired Greatsino Electronic Technology, a printed circuit board fabricator and provider of systems assembly and distribution with operations in the People's Republic of China. The cash purchase price, net of cash acquired, amounted to $51.8 million. The initial purchase price is subject to adjustment for contingent consideration of no more than approximately $40.0 million based upon the business achieving specified levels of earnings through August 31, 1999. In October 1998, we acquired Hewlett-Packard's printed circuit board fabrication facility located in Boeblingen, Germany, and its related production equipment, inventory and other assets for a purchase price of approximately $89.9 million.

     During the first quarter of fiscal 1999, we made two strategic minority investments amounting to $20.5 million. For $5.0 million, we acquired a 49% interest in Virtual IP Group (VIP), a complex integrated circuit design company with locations in Hyderabad, India and Sunnyvale, California. We also acquired a minority interest in DVB (Holdings) Limited, an affiliate of Capetronic International Holdings Limited, a Hong Kong publicly-traded company, through the purchase of preferred stock of DVB for approximately $15.5 million. The preferred stock is convertible into common stock of Capetronic beginning in June 2000 at the market price of Capetronic common stock at the time of conversion, provided that we may not convert our preferred stock into Capetronic common stock at a price per share lower than $4.80 Hong Kong (HK). In addition, beginning in June 2000, Capetronic may require us to convert our preferred stock into Capetronic common stock at the market price of Capetronic common stock if the market price is equal to or greater than $10.00 HK per share. Through this strategic investment and a related manufacturing agreement, we have obtained the rights to manufacture a majority of DVB's requirements for set-top boxes to be used for the delivery of video entertainment, data and educational materials in China.

     In May 1999, we entered into a memorandum of understanding with Ericsson Austria AG to purchase Ericsson's manufacturing facility and related assets located in Kindberg, Austria for an estimated purchase price of approximately $20 million. If we consummate this transaction, we will enter into a long-term supply agreement to provide printed circuit board assembly, systems assembly and distribution services for Ericsson.

     In 1998, we sharpened our focus on our core business and decided to sell certain non-core operations involved in the production of equipment and tooling used in the printed circuit board assembly process. In March and April 1999, we sold two of these operations and, in April 1999, we entered into a letter of intent to sell the remaining operations. We do not believe that any of these sales will have an adverse impact on our financial position. We anticipate that our operating results will be adversely affected by approximately a 7% reduction in total net sales and net income until we reinvest the proceeds from these divestitures into our core business.

     In January 1999, we completed the sale of Orbit's semiconductor fabrication facility.

RESULTS OF OPERATIONS

     The following table presents the percentage relationship that certain items in our consolidated statements of operations bear to total net sales for the periods indicated:

                                          QUARTER ENDED                  FISCAL YEAR ENDED
                                       --------------------   ----------------------------------------
                                       APRIL 4,   MARCH 29,   JANUARY 3,   DECEMBER 28,   DECEMBER 29,
                                         1999       1998         1999          1997           1996
                                       --------   ---------   ----------   ------------   ------------
NET SALES:
Systems assembly and distribution....      61.0%      63.9%        63.7%         66.0%          59.8%
Printed circuit boards...............      28.8       21.5         22.5          16.4           15.9
Other................................      10.2       14.6         13.8          17.6           24.3
                                       --------   --------     --------      --------       --------
          Total net sales............     100.0      100.0        100.0         100.0          100.0
COST OF SALES:
Cost of sales........................      84.7       85.8         85.0          83.1           80.8
Non-recurring charges................        --       22.2          8.0            --            2.6
                                       --------   --------     --------      --------       --------
          Total cost of sales........      84.7      108.0         93.0          83.1           83.4
                                       --------   --------     --------      --------       --------
Gross profit.........................      15.3       (8.0)         7.0          16.9           16.6
Selling, general and administrative
  expenses...........................       8.1        8.1          8.4           8.8           10.6
Non-recurring charges................        --        0.8          0.3            --            1.0
Interest income......................      (0.1)      (0.4)        (0.3)         (0.2)          (0.4)
Interest expense.....................       2.6        2.0          2.3           1.3            1.3
Amortization expense.................       0.5        0.5          0.5           0.5            0.7
Other, net...........................        --       (0.1)          --           0.1             --
                                       --------   --------     --------      --------       --------
                                           11.1       10.9         11.2          10.5           13.2
                                       --------   --------     --------      --------       --------
Income (loss) before income taxes....       4.2      (18.9)        (4.2)          6.4            3.4
Income tax expense (benefit).........       0.6       (5.3)        (2.4)          1.8            1.2
                                       --------   --------     --------      --------       --------
Net income (loss)....................       3.6%     (13.6)%       (1.8)%         4.6%           2.2%
                                       ========   ========     ========      ========       ========

  Quarter Ended April 4, 1999 Compared with Quarter Ended March 29, 1998

     NET SALES. Our total net sales for the quarter ended April 4, 1999 increased $12.1 million to $247.5 million from $235.4 million for the corresponding period in 1998. This represents a 5% increase in total net sales, which is lower than our five-year compound annual growth rate of 41%. As further explained below, we believe this lower growth rate is attributable to reduced orders for certain product lines from some of our major customers, as well as to divestitures of certain operations.

     Our net sales from systems assembly and distribution for the quarter ended April 4, 1999 increased $0.5 million to $150.9 million, or 61% of net sales, from $150.4 million, or 64% of net sales, for the corresponding period in 1998. The slight increase in net sales is the result of expanded sales to our existing customer base as well as sales to new customers, which offset reduced orders for certain product lines from some of our major customers.

     Our net sales from printed circuit board manufacturing operations for the quarter ended April 4, 1999 increased $20.6 million to $71.3 million, or 29% of net sales, from $50.7 million, or 22% of net sales, for the corresponding period in 1998. This represents a 41% increase. This increase is primarily attributable to the August 1998 acquisition of Greatsino Electronic Technology and the October 1998 purchase of the Hewlett-Packard printed circuit board fabrication facility located in Boeblingen, Germany.

     Our net sales from our other products and services for the quarter ended April 4, 1999 decreased $9.0 million to $25.2 million, or 10% of net sales, from $34.2 million, or 14% of net sales, for the corresponding period in 1998. This represents a 26% decrease. This decrease is primarily attributable to the sale of one of our non-core operations and the sale of Orbit's 6-inch, 0.6 micron semiconductor fabrication facility, both of which occurred during the first quarter of fiscal 1999.

     GROSS PROFIT. Excluding non-recurring charges, our gross profit for the quarter ended April 4, 1999 increased $4.5 million to $37.9 million from $33.4 million for the corresponding period in 1998. Excluding non-recurring charges, gross margin improved to 15.3% for the quarter ended April 4, 1999 as compared with gross margin of 14.2% for the quarter ended March 29, 1998. The gross margin increase was primarily the result of significantly improved margin performance from our design and semiconductor services since divesting Orbit's semiconductor fabrication facility, and the change in our sales mix resulting from an increase in printed circuit board revenues, which generate higher margins than our systems assembly and distribution operations, whose revenues remained relatively flat.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Our selling, general and administrative expenses increased $0.9 million to $20.1 million for the quarter ended April 4, 1999 from $19.2 million for the corresponding period in 1998. The percentage of SG&A expenses to net sales remained unchanged at 8.1% for both the quarter ended April 4, 1999 and the quarter ended March 29, 1998. The slight increase in absolute dollars was primarily attributable to our August 1998 acquisition of Greatsino and the October 1998 purchase of the Hewlett-Packard printed circuit board fabrication facility located in Boeblingen, Germany, combined with the continued investment in our sales and marketing, finance, and other general and administrative infrastructure necessary to support our business expansion.

     NON-RECURRING CHARGES. During fiscal 1998, we recognized non-recurring pre-tax charges of $76.6 million, of which $54.0 million was recognized during the quarter ended March 29, 1998, substantially all of which related to the operations of our wholly-owned subsidiary, Orbit Semiconductor. We ultimately decided to sell Orbit's 6-inch, 0.6 micron semiconductor fabrication facility and outsource our semiconductor manufacturing to complement Orbit's design and engineering services. The charges were primarily due to the impaired recoverability of inventory, intangible assets and fixed assets, and other costs associated with exiting semiconductor manufacturing. We completed the sale of the manufacturing facility in January 1999.

     The non-recurring pre-tax charges recognized in March 1998 consisted of:

     - $38.3 million associated with the write-down of long-lived assets to fair value;

     - $7.9 million for losses on sales contracts, incremental amounts of uncollectible accounts receivable, and estimated incremental costs for sales returns and allowances;

     - $5.5 million for losses associated with inventory write-downs; and

     - $2.3 million of employee termination costs and costs related to the exiting of semiconductor manufacturing.

See Note 7 of our audited consolidated financial statements and Note 7 of our unaudited interim condensed consolidated financial statements for more information regarding our non-recurring pre-tax charges.

     INTEREST EXPENSE. Our interest expense increased $1.8 million to $6.5 million for the quarter ended April 4, 1999 from $4.7 million for the corresponding period in 1998. This increase is primarily associated with the increased borrowings used to fund our acquisitions and strategic investments. In February 1999, we converted substantially all of our convertible subordinated notes into approximately 4.6 million shares of common stock and we redeemed the unconverted portion for $0.1 million.

     INTEREST INCOME. Our interest income decreased $0.5 million to $0.4 million for the quarter ended April 4, 1999, from $0.9 million for the corresponding period in 1998. This decrease is attributable to lower average balances of invested cash and cash equivalents.

     AMORTIZATION EXPENSE. Our amortization expense increased $0.2 million to $1.3 million for the quarter ended April 4, 1999, from $1.1 million for the corresponding period in 1998. This increase is attributable to the amortization of debt issue costs associated with our increased borrowings as well as amortization of goodwill associated with acquisitions.

     OTHER INCOME AND EXPENSES. Our net other income decreased $0.2 million for the quarter ended April 4, 1999 from $0.2 million for the corresponding period in 1998, due primarily to decreased net gains realized on foreign currency transactions.

  Fiscal 1998 Compared with Fiscal 1997

     NET SALES. Our total net sales in fiscal 1998 increased $145.9 million to $925.5 million from $779.6 million in fiscal 1997. This represents a 19% increase, which is substantially lower than our five-year compound annual growth rate of 41%. We believe that this lower growth rate is partially attributable to the electronics industry's downturn in fiscal 1998, as evidenced by diminished product demand, declines in average selling prices, and overcapacity, all of which reduced our customers' growth rates.

     Our net sales from systems assembly and distribution in fiscal 1998 increased $75.2 million to $589.3 million, or 64% of net sales, from $514.1 million, or 66% of net sales, in fiscal 1997. This represents a 15% increase. This increase is primarily the result of increases in sales volume to existing and new customers, partially offset by reduced orders of certain product lines from some of our major customers. The sales growth is also attributable, to a lesser extent, to our acquisitions.

     Our net sales from printed circuit board design and manufacturing operations in fiscal 1998 increased $80.6 million to $208.7 million, or 23% of net sales, from $128.1 million, or 16% of net sales, in fiscal 1997. This represents a 63% increase. This sales growth is primarily attributable to our acquisitions. This increase is also attributable to increases in sales to both existing and new customers, offset by reduced orders of certain product lines from some of our major customers in the semiconductor test equipment industry.

     Net sales from our other products and services in fiscal 1998 decreased $9.9 million to $127.5 million, or 13% of net sales, from $137.4 million, or 18% of net sales, in fiscal 1997. This represents a 7% decrease. This decrease is primarily attributable to the downturn in the semiconductor and machine tool industries, which was characterized by diminished product demand, declines in average selling prices, and overcapacity.

     GROSS PROFIT. Excluding non-recurring charges, our gross profit in fiscal 1998 increased $7.0 million to $138.9 million from $131.9 million in fiscal 1997. Excluding non-recurring charges, our gross margin decreased to 15.0% in fiscal 1998 as compared with 16.9% in fiscal 1997. Our gross margin was adversely affected by:

     - the increased level of final systems assembly projects, which typically have lower margins than our other systems assembly and distribution projects;

     - the increase in printed circuit board volume production from our acquisitions, which carries lower gross margins than our quick-turn production;

     - continued manufacturing inefficiencies, underutilization, and yield problems at our semiconductor fabrication facility; and

     - the electronics industry downturn experienced in 1998, especially in the semiconductor and machine tool industries, characterized by diminished product demand, declines in average selling prices, and overcapacity.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Our selling, general and administrative expenses increased $8.5 million to $77.3 million in fiscal 1998 from $68.8 million in fiscal 1997. The percentage of our SG&A expenses to our net sales decreased to 8.4% in fiscal 1998 from 8.8% in fiscal 1997. The increase in absolute dollars is related to:

     - the continued expansion of our sales and marketing, finance, and other general and administrative infrastructure necessary to support our growth;

     - SG&A overhead associated with acquired operations; and

     - increased SG&A expenses associated with the 19% increase in our net sales in fiscal 1998.

     The percentage of our SG&A expenses to our net sales decreased in fiscal 1998 when compared with fiscal 1997 due to better absorption from the increase in sales.

     NON-RECURRING CHARGES. During fiscal 1998, we recognized non-recurring pre-tax charges of $76.6 million, substantially all of which related to the operations of Orbit Semiconductor. We decided to sell Orbit's 6-inch, 0.6 micron semiconductor fabrication facility and outsource semiconductor manufacturing to complement Orbit's design and engineering services. The charges were primarily due to the impaired recoverability of inventory, intangible assets and fixed assets, and other costs associated with exiting semiconductor manufacturing. The manufacturing facility was ultimately sold in January 1999.

     The non-recurring pre-tax charges recognized in fiscal 1998 consisted of:

     - $53.3 million associated with the write-down of long-lived assets to fair value;

     - $12.5 million for losses on sales contracts, incremental amounts of uncollectible accounts receivable, and estimated incremental costs for sales returns and allowances;

     - $5.8 million for losses associated with inventory write-downs;

     - $3.6 million of costs related to exiting semiconductor manufacturing; and

     - $1.4 million of employee termination costs.

See Note 7 of our audited consolidated financial statements for more information regarding the non-recurring pre-tax charges.

     INTEREST EXPENSE. Our interest expense increased $11.0 million to $21.7 million in fiscal 1998 from $10.7 million in fiscal 1997. The increase is primarily due to increased borrowings used to fund our acquisitions.

     AMORTIZATION EXPENSE. Our amortization expense increased $0.7 million to $4.7 million in fiscal 1998 from $4.0 million in fiscal 1997. This increase is attributable to the amortization of debt issue costs associated with the increased borrowings used to fund our acquisitions as well as the amortization of goodwill associated with our acquisitions.

     OTHER INCOME AND EXPENSES. Our net other expense decreased $0.5 million to $0.1 million in fiscal 1998 from $0.6 million in fiscal 1997 mainly due to increased net gains realized on foreign currency transactions and reduced provisions for doubtful accounts.

  Fiscal 1997 Compared with Fiscal 1996

     NET SALES. Our total net sales in fiscal 1997 increased $320.7 million to $779.6 million from $458.9 million in fiscal 1996. This represents a 70% increase.

     Our net sales from systems assembly and distribution increased $239.4 million to $514.1 million, or 66% of net sales, from $274.7 million, or 60% of net sales, in fiscal 1996. This represents an 87% increase. The sales growth is primarily attributable to significant increases in orders from both existing and new customers, such as the high volume, multi-site production order for Hewlett-Packard, which began in early fiscal 1997.

     Our net sales from printed circuit board design and manufacturing operations in fiscal 1997 increased $55.2 million to $128.1 million, or 16% of net sales, from $72.9 million, or 16% of net sales, in fiscal 1996. This represents a 76% increase. The sales growth in fiscal 1997 is attributable to increases in sales to both existing and new customers. The sales growth is also attributable to our acquisitions.

     Net sales from our other products and services in fiscal 1997 increased $26.0 million to $137.4 million, or 18% of net sales, from $111.4 million, or 24% of net sales, in fiscal 1996. This represents a 23% increase. This increase is attributable to increases in sales to both existing and new customers, as well as our acquisitions.

     GROSS PROFIT. Excluding non-recurring charges, our gross profit in fiscal 1997 increased $43.6 million to $131.9 million from $88.3 million in fiscal 1996. Excluding non-recurring charges, our gross margin decreased to 16.9% in fiscal 1997 as compared with 19.2% in fiscal 1996. The gross margin decrease is primarily the result of:

     - the increase in systems assembly and distribution revenues, which generate lower margins than our other products and service offerings;

     - overhead costs associated with the printed circuit board fabrication facility purchased in August 1997 while we expanded its customer base; and

     - underabsorption of overhead associated with our transition to Orbit's new 6-inch, 0.6 micron semiconductor fabrication facility.

The transition to Orbit's 6-inch, 0.6 micron fabrication facility took longer than originally anticipated. We completed the transition to its 6-inch, 0.6 micron facility and sold its 4-inch, 1.2 micron semiconductor fabrication facility during the first quarter of 1998.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Our SG&A expenses increased $20.3 million to $68.8 million in fiscal 1997 from $48.5 million in fiscal 1996. The percentage of our SG&A expenses to our net sales was 8.8% in fiscal 1997 and 10.6% for fiscal 1996. The increase in absolute dollars was primarily attributable to:

     - additional costs associated with the start-up of Orbit's newly acquired semiconductor fabrication facility while winding down its old semiconductor fabrication facility;

     - the continued expansion of our sales and marketing, finance, and other general and administrative infrastructure necessary to support our growth;

     - increased incentive-based stock compensation, the recognition of which is based upon expected achievement of certain earnings per share targets established by the Compensation Committee of our Board of Directors;

     - SG&A overhead associated with acquired operations; and

     - increased SG&A expenses associated with the 70% increase in net sales in fiscal 1997.

The percentage of our SG&A expenses to our net sales decreased in fiscal 1997 when compared with fiscal 1996 due to better absorption from the increase in sales.

     INTEREST EXPENSE. Our interest expense increased $4.4 million to $10.7 million in fiscal 1997 from $6.3 million in fiscal 1996. The increase is primarily due to increased borrowings used to fund our acquisitions.

     AMORTIZATION EXPENSE. Our amortization expense increased $0.9 million to $4.0 million in fiscal 1997 from $3.1 million in fiscal 1996. This increase is attributable to the amortization of debt issue costs associated with our increased borrowings used to fund our acquisitions, as well as our amortization of the goodwill associated with our acquisitions.

     OTHER INCOME AND EXPENSES. Our net other expense amounted to $0.6 million in fiscal 1997 compared to net other income of $0.1 million in fiscal 1996. This change was the result of increased provisions for doubtful accounts receivable.

     Income Taxes

     Our estimated effective income tax rate differs from the U.S. statutory rate due primarily to domestic income tax credits and lower effective income tax rates on foreign earnings considered permanently invested abroad. Our operations in China and Malaysia are not subject to tax in fiscal 1999. Upon the expiration of the tax holiday in China, the Chinese tax rate is expected to increase to 7.5% in each of fiscal years 2002 and 2003, and 15% in each fiscal year thereafter. We expect to obtain an extension of our Malaysian tax holiday through fiscal year 2004; however, if we are unsuccessful in obtaining this extension, our Malaysian tax rate will increase to 28% in each fiscal year beginning in 2000 and beyond.

     Our effective tax rate for a particular year will vary depending on the mix of our foreign and domestic earnings, income tax credits and changes in previously established valuation allowances for deferred tax assets based upon our current analysis of the realizability of these deferred tax assets. As foreign earnings considered permanently invested abroad increase as a percentage of consolidated earnings, our overall consolidated effective income tax rate will usually decrease because our foreign earnings are generally taxed at a lower rate than domestic earnings. The mix of our foreign and domestic income from operations before income taxes, the recognition of income tax loss and tax credit carryforwards, our current assessment of the required valuation allowance and the implementation of several tax planning initiatives resulted in the following effective income tax rates:

        QUARTER ENDED                 FISCAL YEAR
------------------------------   ---------------------
APRIL 4, 1999   MARCH 29, 1998   1998(1)   1997   1996
-------------   --------------   -------   ----   ----
     15%              28%           20%     29%    36%

------------------------
(1) Excludes non-recurring charges. Actual income taxes reflected a net tax benefit resulting from our non-recurring charges.

     Our current effective tax rate is not necessarily indicative of our tax rate in future periods.

LIQUIDITY, CAPITAL RESOURCES AND COMMITMENTS

     At April 4, 1999, we had working capital of $94.9 million and a current ratio of 1.5x, compared with working capital of $87.3 million and a current ratio of 1.4x at January 3, 1999. Our cash and cash equivalents at April 4, 1999 were $42.5 million, which represents a decrease of $13.5 million from $56.0 million at January 3, 1999. This decrease resulted primarily from cash used by investing activities of $20.7 million, offset by cash provided by operating activities of $4.8 million and cash provided by financing activities of $2.4 million.

     At January 3, 1999, we had working capital of $87.3 million and a current ratio of 1.4x, compared with working capital of $160.6 million and a current ratio of 2.2x at December 28, 1997. Our cash and cash equivalents at January 3, 1999 were $56.0 million, which represents a decrease of $29.1 million from $85.1 million at December 28, 1997. This decrease resulted primarily from cash used by investing activities of $204.4 million in 1998, offset by cash provided by operating activities of $68.1 million and cash provided by financing activities of $107.3 million in 1998.

     Our net cash flows used by investing activities amounted to $20.7 million for the quarter ended April 4, 1999 and $11.8 million for the quarter ended March 29, 1998. Our capital expenditures amounted to $21.3 million for the quarter ended April 4, 1999 and $15.2 million for the quarter ended March 29, 1998. Our capital expenditures represent our continued investment in high-technology equipment, which enables us to accept complex and higher-volume orders and to meet current and expected production levels, as well as to replace or upgrade older equipment that we either returned or sold. We received proceeds of $9.1 million during the quarter ended April 4, 1999 and $3.4 million during the quarter ended March 29, 1998 from the sale of property, plant and equipment. A significant portion of the proceeds received in the quarter ended April 4, 1999, was related to the sale of Orbit's semiconductor fabrication facility in January 1999. In addition, during the quarter ended April 4, 1999, we made two strategic minority investments amounting to $20.5 million, and we received $12.0 million from the sale of non-core operations.

     Our net cash flows used by investing activities amounted to $204.4 million in fiscal 1998 and $126.5 million in fiscal 1997. Our capital expenditures amounted to $153.9 million in fiscal 1998 and $121.3 million in fiscal 1997. A significant portion of our capital expenditures in fiscal 1998 related to the $89.9 million purchase of a manufacturing facility in Germany. A significant portion of our capital expenditures in fiscal 1997 related to the $46.1 million purchase of the IBM Austin printed circuit board manufacturing facility and $29.0 million of capital expenditures and leasehold improvements related to Orbit's 6-inch, 0.6 micron process facility. Our remaining capital expenditures represented our continued investment in high-technology equipment, which enables us to accept complex and higher volume orders and to meet current and expected production levels, as well as to replace or upgrade older equipment that was either returned or sold. In addition, we paid $53.9 million for a business acquisition in 1998 and $7.9 million for business acquisitions in 1997. We received proceeds of $3.4 million from the sale of equipment in fiscal 1998 and $2.7 million from the sale of equipment in fiscal 1997. We expect capital expenditures in fiscal 1999, excluding possible acquisitions of manufacturing assets from OEMs, to be in the range of $80 million to $90 million.

     Our net cash flows provided by financing activities amounted to $2.4 million for the quarter ended April 4, 1999. Our net cash flows used by financing activities amounted to $9.6 million for the quarter ended March 29, 1998. We repaid $3.5 million in capital lease obligations in the quarter ended April 4, 1999 and $1.2 million in capital lease obligations in the quarter ended March 29, 1998. We also repaid $15.5 million in long-term debt in the quarter ended April 4, 1999 and $12.0 million in long-term debt in the quarter ended March 29, 1998. We received $1.6 million of proceeds from stock issued under our stock plans in the quarter ended April 4, 1999 and $2.8 million of proceeds in the quarter ended March 29, 1998. During the quarter ended March 29, 1998, we repurchased 0.4 million shares of our common stock at a cost of $9.2 million. Additionally, during the quarter ended April 4, 1999, we borrowed an additional $20.0 million under our $110.0 million senior secured revolving line-of-credit facility. As of April 4, 1999, there was $57.5 million in borrowings outstanding under our $110.0 million senior secured revolving line-of-credit facility.

     As of February 18, 1999, we converted substantially all of our convertible subordinated notes into approximately 4.6 million shares of common stock and we redeemed the unconverted portion for $0.1 million.

     Our net cash flows provided by financing activities amounted to $107.3 million in fiscal 1998 and $134.7 million in fiscal 1997, primarily resulting from the proceeds from issuance of long-term debt amounting to $137.5 million in fiscal 1998 and $150.0 million in fiscal 1997. These borrowings were used to fund our acquisitions. In addition, we repaid $3.4 million in capital lease obligations in fiscal 1998 and $2.5 million in capital lease obligations in fiscal 1997. We also repaid $5.6 million in long-term debt in fiscal 1998 and $10.2 million in long-term debt in fiscal 1997. We received $6.2 million in fiscal 1998 and $6.9 million in fiscal 1997 of proceeds from stock issued under our stock plans. We repurchased 1.5 million shares of our common stock at a cost of $24.3 million in fiscal 1998 and 0.2 million shares of our common stock in fiscal 1997 at a cost of $4.2 million. We could repurchase an additional 0.4 million shares of common stock in future years as a part of our share repurchase plan, subject to specific restrictions under our credit facilities.

     On October 30, 1998, we replaced our $80 million senior secured revolving credit facility with a $210 million credit agreement with a syndicate of domestic and foreign banks. The agreement provides for a $100 million five-year term loan and a $110 million revolving credit facility. The revolving line of credit expires on November 1, 2003. Borrowings under the agreement bear interest at floating rates based upon specified financial ratios related to our financial performance and condition. These credit facilities are secured by substantially all of our assets and require us to maintain certain financial covenants. These credit facilities also restrict our ability to incur debt and make certain investments, among other things. As of April 4, 1999, we were in compliance with all loan covenants. We intend to repay our borrowings outstanding under our revolving credit facility with a portion of the proceeds from this offering.

     We believe that the proceeds of this offering, together with our current level of working capital, cash generated from our operations, existing cash reserves, leasing capabilities, and our line-of-credit availability will be adequate to fund capital expenditures for the next twelve months. We intend to continue our acquisition strategy and it is possible that future acquisitions may be significant. If available resources are not sufficient to finance our acquisitions, we would be required to seek additional equity or debt financing. There can be no assurance that these funds, if needed, will be available on terms acceptable to us, or at all.

     Substantially all of our business outside the United States is conducted in U.S. dollars, which is our primary functional currency. We conduct some of our transactions in the local currencies of our non-U.S. operations. As we expand our operations outside the United States, we expect increased foreign currency exposures. We selectively hedge some of our foreign exchange exposures through forward exchange contracts, principally relating to foreign currency monetary assets and liabilities. The strategy of selective hedging can reduce our vulnerability to foreign exchange transaction risks, and we expect to continue this practice in the future. Gains and losses on these foreign currency hedges are generally offset by corresponding losses and gains on the underlying transaction. To date, our hedging activity has been immaterial.

     Our operations are subject to certain federal, state and local regulatory requirements relating to the use, storage, discharge and disposal of hazardous chemicals used during our manufacturing processes. We believe that we are currently operating in compliance with applicable regulations and do not believe that costs of compliance with these laws and regulations will have a material effect upon our capital expenditures, results of operations or competitive position.

     We determine the amount of our accruals for environmental matters by analyzing and estimating the range of possible costs in light of information currently available. The imposition of more stringent standards or requirements under environmental laws or regulations, the results of future testing and analysis we undertake at our operating facilities, or a determination that we are potentially responsible for the release of hazardous substances at other sites could result in expenditures in excess of amounts currently estimated to be required for these matters. No assurance can be given that actual costs will not exceed amounts accrued or that costs will not be incurred with respect to sites as to which no problem is currently known. Further, there can be no assurance that additional environmental matters will not arise in the future.

     See Note 9 of our audited consolidated financial statements and Note 10 of our unaudited interim condensed consolidated financial statements for a description of commitments, contingencies and environmental matters.

YEAR 2000 ISSUE

     The Year 2000 date conversion issue is the result of computer programs being written using two digits rather than four to define the applicable year. This issue affects computer systems that have time-sensitive programs that may not properly recognize the Year 2000. This could result in major computer system failures or miscalculations causing disruptions of operations, including a temporary inability to process transactions, send invoices or engage in normal business transactions.

     Our management implemented a company-wide program to prepare our financial, manufacturing and other critical systems and applications for the Year 2000. This comprehensive program was developed to ensure that our information technology assets, including embedded microprocessors (IT assets) and non-IT assets are Year 2000 ready. We have formed a Year 2000 project team of approximately 75 employees, overseen by a corporate officer, which is responsible for monitoring the progress of the program and ensuring timely completion. This team has a detailed project plan in place with tasks, milestones, critical paths and dates identified. Our comprehensive program covers the following six phases:

     - inventory all IT and non-IT assets;
     - assess repair requirements;
     - repair IT and non-IT assets;
     - test individual IT and non-IT assets to confirm the correct manipulation of dates and date-related data;
     - communicate with our significant suppliers and customers to determine the extent to which we are vulnerable to any of their failures to address the Year 2000 issue; and
     - create contingency plans in the event of Year 2000 failures.

     Implementing the program is an on-going process. All of our operating entities have completed the inventory phase. Each operating company has identified those software programs and related hardware that are non-compliant and is in the process of developing remediation or replacement plans and establishing benchmark dates for completing each phase of those plans. We anticipate that all mission-critical software and hardware will be compliant by the third quarter of 1999. We have yet to begin system integration testing. Until system integration testing is substantially underway, we cannot fully estimate the risks of our Year 2000 issue. To date, management has not identified any IT assets that present a material risk of not being Year 2000 ready, or for which a suitable alternative cannot be implemented. However, as the program proceeds into subsequent phases, it is possible that we may identify assets that do present a risk of a Year 2000 related disruption. A Year 2000 disruption could have a material adverse effect on our financial condition and results of operations.

     We are continually contacting suppliers who provide both critical IT assets and non-IT related goods and services, such as transportation, packaging, production materials and production supplies. We mailed surveys to our suppliers in order to evaluate their Year 2000 compliance plans and state of readiness, and to determine whether a Year 2000 disruption could impede their ability to continue to provide their goods and services as we approach and pass the Year 2000. A vast majority of those suppliers of IT assets that have responded have assured us that these assets will correctly manipulate dates and date-related data. We are in the process of reviewing responses for accuracy and adequacy, and sending follow-up surveys or contacting non-responsive suppliers directly via phone.

     We also rely, both domestically and internationally, upon government agencies, utility companies, telecommunications services, and other service providers outside of our control. There is no assurance that these suppliers, governmental agencies, or other third parties will not suffer a Year 2000 business disruption. These failures could have a material adverse affect on our financial condition and results of operations. Further, we have initiated formal communications with our significant suppliers, customers and critical business partners to determine the extent to which we may be vulnerable in the event these parties fail to properly remediate their own Year 2000 issues. We have taken steps to monitor these parties' progress, and we intend to test critical system interfaces as the Year 2000 approaches. We will develop appropriate contingency plans in the event that we identify a significant exposure involving our dependencies on third-party systems. While we are not presently aware of any significant exposure, there can be no guarantee that the systems of third parties on which we rely will be converted in a timely manner, or that a third party's failure to properly convert would not have a material adverse effect on us.

     Our program calls for the development of contingency plans for our at-risk business functions. We are finalizing our Year 2000 contingency plans for all of our business-critical systems worldwide. These plans will address any business-critical failure, both internal and external, including but not limited to transportation, banking, telecommunications, suppliers, manufacturing, accounting and payroll. Because we have not completed testing of mission-critical systems, and, accordingly, have not fully assessed our risks from potential Year 2000 failures, we have not yet developed specific Year 2000 contingency plans. We will develop contingency plans if the results of our tests identify a business function risk. In addition, in the normal course of business we maintain and deploy contingency plans to address various other potential business interruptions. These plans may be able to address the interruption of support provided by third parties resulting from their failure to be Year 2000 compliant.

     To date, we estimate that we have spent approximately $4.1 million implementing this program, with our employees performing the majority of the work. We have allocated approximately $7.0 million to address the Year 2000 issue. Our aggregate cost estimate includes internal recurring costs, but does not include time and costs that we may incur as a result of third party failures to become Year 2000 compliant or costs to implement any contingency plans. We are expensing as incurred all costs related to the assessment and remediation of the Year 2000 issue. These costs are being funded through operating cash flows. We accelerated some inventory and manufacturing software-related projects to ensure Year 2000 compliance. However, this acceleration did not increase the anticipated costs of the projects. We have not deferred any specific information technology project as a result of the implementation of the program.

     We are committed to achieving Year 2000 compliance; however, because a significant portion of our Year 2000 exposure is external and therefore outside our direct control, we cannot provide assurances that we will be fully Year 2000 compliant. If we do not make the modifications and conversions required to make us Year 2000 compliant on a timely basis, the resulting problems could have a material impact on our operations. This impact could, in turn, have a material adverse effect on our results of operations and financial condition.

NEW ACCOUNTING STANDARDS

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in its statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) are recognized in earnings or in other comprehensive income each reporting period, depending on the intended use of the derivative and the resulting designation. Generally, changes in the fair value of derivatives not designated as a hedge, as well as changes in fair value of fair-value designated hedges (and the item being hedged), are required to be reported in earnings. Changes in fair value of other types of designated hedges are generally reported in other comprehensive income. The ineffective portion of a designated hedge, as defined, is reported in earnings immediately. We will be required to adopt SFAS 133 as of January 3, 2000. The impact from our adoption of SFAS 133 is expected to be immaterial based upon our historical hedging activities.

                                    BUSINESS

OVERVIEW

     We are a leading global provider of electronics design and manufacturing services (EMS). We offer our products and services to original equipment manufacturers (OEMs) of electronics products who outsource the design and manufacture of their products. Like many EMS providers, we design, assemble and distribute printed circuit boards and completed electronics products. We seek to differentiate ourselves from our EMS competitors by providing comprehensive and integrated design and manufacturing services, including semiconductor design and printed circuit board design and fabrication. This allows us to reduce our customers' product costs and compress the time from product concept to market introduction. In addition, through our global network of 19 facilities in North America, Europe, China and Southeast Asia, we are able to service our customers' worldwide manufacturing requirements more effectively and at lower costs. We believe that the combination of these capabilities enables us to become more integral to our customers' product development and manufacturing strategy and provides us with a significant competitive advantage.

     The EMS industry has grown rapidly over the past several years, as an increasing number of OEMs have outsourced their design and manufacturing requirements. According to a leading industry source, the EMS industry has grown from revenues of $22.3 billion in 1993 to $89.6 billion in 1998, a compound annual growth rate of 32%. We have capitalized on this industry growth through a combination of internal expansion and strategic acquisitions. Our total net sales have increased from $165 million in 1993 to $926 million in 1998, a compound annual growth rate of 41%. We believe that we are well-positioned to capitalize on continued growth in the EMS industry.

     We provide our customers with three primary product and service offerings: semiconductor design; printed circuit board design and fabrication; and systems assembly and distribution. These products and services are provided to more than 300 OEMs, including OEMs in the telecommunications, data communications, high-end computing and medical devices industries. Our customers include industry leaders such as 3Com Corporation, EMC Corporation, Hewlett-Packard Company, IBM, Motorola and Siemens Medical Systems. Our ten largest customers, in the aggregate, accounted for 48% of our total net sales in 1998. Approximately 40% of our total net sales in fiscal 1998 were derived from customers utilizing two or more of our primary product and service offerings.

     We have actively pursued acquisitions to expand our geographic presence, enhance our product and service offerings, diversify our customer base, increase our speed to market and increase our volume production capabilities. An increasing number of OEMs are outsourcing and divesting their manufacturing operations as an integral part of their manufacturing strategy. We intend to selectively pursue OEM divestitures and other strategic acquisition opportunities which we believe will favorably impact our profitability. In 1998, we completed acquisitions in the Czech Republic, Germany and the People's Republic of China. In 1998, we also sharpened our focus on our core business and decided to sell our semiconductor fabrication facility and our non-core operations.

INDUSTRY BACKGROUND

     The EMS industry has grown rapidly over the past several years as an increasing number of OEMs have outsourced their design and manufacturing requirements. Factors driving OEMs to favor outsourcing to EMS providers include:

        Reduced Product Cost -- EMS companies are able to manufacture products at reduced total cost to OEMs. These cost advantages result from higher utilization of manufacturing and overhead resources and, generally, a greater focus on cost reduction.

        Reduced Time-to-Market -- As product life cycles decrease in the electronics industry, it is important for OEMs to rapidly accommodate technological advances and bring innovative products to the market. EMS providers enable OEMs to develop and introduce products more quickly.

        Access to Advanced Design, Engineering and Manufacturing Capabilities Without Significant Capital Investment -- EMS companies remain competitive by staying at the forefront of technology, which requires continuous training and significant investment. By using EMS companies, OEMs do not have to maintain highly sophisticated and expensive in-house capabilities to remain technologically competitive.

        Access to Worldwide Manufacturing Capabilities -- The ability to outsource to EMS companies located in regions in which the end-products are to be sold allows OEMs to better accommodate local content requirements, as well as cut their transportation and distribution costs. The ability to outsource also enables OEMs to have their products manufactured and assembled in areas of the world with lower labor costs, reducing overall product cost.

        Improved Inventory Management and Purchasing Power -- EMS providers are able to manage both procurement and inventory, and have demonstrated proficiency in purchasing components at improved pricing due to the scale of their operations and their continuous interaction with the materials marketplace.

        Focus of Resources on Greatest Value-Added Efforts -- The ability to outsource allows OEMs to focus their resources on activities and technologies where they add their greatest value. Outsourcing enables OEMs to focus their efforts on their areas of expertise such as research, product development and marketing.

     For these reasons, we believe that a large and growing number of OEMs utilize EMS providers as an integral part of their design and manufacturing strategy. We believe that our comprehensive and integrated products and services combined with our global manufacturing capabilities enhance our competitive position as an EMS provider.

STRATEGY

     Our goal is to capitalize on the growth in the electronics outsourcing industry and to be the fastest and most comprehensive global provider of custom design and manufacturing services to OEMs. To achieve this objective, we will continue to implement the following strategies:

        Offer Comprehensive and Integrated Design and Manufacturing
     Services: We offer a comprehensive range of related products and services that includes custom semiconductor design, printed circuit board design and fabrication, and final systems assembly and distribution. Through our semiconductor design services, we have the ability to reduce our customers' product costs by consolidating electronic components onto semiconductors, which reduces the number of components and the size of printed circuit boards. We believe that this capability provides us with a significant competitive advantage over other EMS providers. Although the consolidation of electronic components generally reduces the revenues and profitability of EMS providers because of the reduction in the number of component part placements and cost of materials, we believe that our comprehensive and integrated service offerings enable us to realize revenues and profits that offset these reductions.

        Reduce Our Customers' Product Costs and Time-to-Market: Through the integration of design and semiconductor services, printed circuit board fabrication and systems assembly and distribution services, we reduce customers' time-to-market and manufacturing costs. Our participation in product design and quick-turn prototyping allows us to transition to low cost volume production.

        Provide Worldwide Manufacturing Capabilities Near Our Customers' End
     Markets: We have established an extensive network of manufacturing facilities in the world's major electronics markets. We maintain facilities in the United States, Mexico, China, Malaysia, Ireland, Germany and the Czech Republic. Our global network of facilities allows us to serve the increased outsourcing needs of both multinational and regional OEMs. In addition, by strategically locating facilities near our customers' end markets, we are better able to coordinate our customers' worldwide manufacturing requirements, reduce transportation costs, meet local content requirements, and reduce time-to-market.

        Become an Integral Part of Our Customers' Product Development and Manufacturing Strategy: We seek to establish "partnerships" with our customers through involvement in the early stages of their product development by providing integrated design and manufacturing services. We have targeted customers in fast-growing industry sectors that require complex outsourcing solutions together with minimum time-to-market. This enhances our ability to realize higher margins on our products and services and makes it difficult for our customers to switch to other EMS providers.

        Actively Pursue Strategic Acquisitions: We actively pursue acquisitions which expand our geographic presence, enhance our product and service offerings, diversify our customer base, increase our speed to market and increase our volume production capabilities. We will continue to evaluate acquisition opportunities which satisfy these criteria and which we believe will favorably impact our profitability.

RECENT ACQUISITIONS AND DIVESTITURES

     Set forth below is a list of our most recent acquisitions and the opportunities they provide:

Czech Republic.............  In July 1998, we acquired Utes Electronika A.S. to provide low cost EMS capabilities for the European market, including final systems assembly and distribution.

People's Republic of
China......................  In August 1998, we acquired Greatsino Electronic
                             Technology to enter the Chinese EMS market. These facilities provide low cost systems assembly and distribution and high-volume printed circuit board manufacturing operations and can be used by our OEM customers as a gateway into the China market.

Germany....................  In October 1998, we acquired Hewlett-Packard's high-volume printed circuit board facilities in Boeblingen. This facility provides us with highly automated, high technology, high-volume capabilities with which to service the European market.

     These acquisitions enabled us to expand our worldwide systems assembly and distribution capabilities significantly. In addition, upon completion of these acquisitions, we became the only printed circuit board fabricator with operations in each of North America, Europe and Asia. We also now offer a full range of low, medium and high-volume printed circuit board production and technology capabilities.

     In 1998, we sharpened our focus on our core business and decided to sell our semiconductor fabrication facility and our non-core operations involved in producing equipment and tooling used in the printed circuit board assembly process. In January 1999, we sold our semiconductor fabrication facility and began to outsource semiconductor manufacturing to complement our semiconductor design services. In March 1999, we sold our TTI TesTron subsidiary, a manufacturer of in-circuit and functional test hardware and software. In April 1999, we sold our IRI division, a process tooling company. Further, in April 1999, we signed a letter of intent to sell our Cencorp subsidiary, a manufacturer of process automation equipment, the final remaining non-core operation.

PRODUCTS AND SERVICES

  Design and Semiconductor Services

     We provide comprehensive front-end engineering services, including semiconductor design, circuit board layout, and design for efficient manufacturing and testing. We offer quick-turn prototyping, which is the rapid production of a sample of a new product. Once the new product design is finalized, we often provide high-volume production. Our participation in product design and prototyping allows us to reduce our customers' manufacturing costs and their time required to transition to volume production. These services enable us to strengthen our relationships with customers and help attract new customers requiring advanced engineering services. In addition, by working closely with customers throughout the development and manufacturing process, we gain insight into their future product requirements.

  Printed Circuit Boards

     Printed circuit boards and backpanels are platforms which provide interconnection for integrated circuits and other electronic components. Backpanels also provide interconnection for other printed circuit boards. Semiconductor designs are currently so complex that they often require printed circuit boards with many layers of narrow, densely spaced wiring. We manufacture multilayer printed circuit boards and backpanels on a low-volume, quick-turn basis, as well as on a high-volume production basis. Our quick-turn prototype service allows us to provide small test quantities to our customers' product development groups. We are one of only a few independent manufacturers who can respond to its customers' demands for an accelerated transition from prototype to volume production. In recent years, the trend in the electronics industry has generally been to increase the speed and performance of components, while reducing their size. These advancements in component technologies have driven the change in printed circuit board design to higher density printed circuits. We have invested in the advanced engineering systems and process equipment needed to meet these higher density requirements.

  Systems Assembly and Distribution

     Our manufacturing operations include the placement of electronic parts onto printed circuit boards as well as the manufacture of complete electronics products. As OEMs seek to provide greater functionality in smaller products, they increasingly require more sophisticated manufacturing technologies and processes. Our investment in advanced manufacturing equipment and our experience with the latest technologies enable us to offer a variety of complex manufacturing services. We offer testing of assembled printed circuit boards and testing of all of the functions of the completed product, and we work with our customers to develop product-specific test strategies. Our test capabilities include manufacturing defect analysis, in-circuit tests, functional tests and environmental stress tests of board or system assemblies. We offer our customers flexible just-in-time and build-to-order delivery programs, allowing product shipments to be closely coordinated with customers' inventory requirements. Increasingly, we ship products directly into customers' distribution channels or directly to the end-user.

MARKETS AND CUSTOMER PROFILE

     We believe we have a well-balanced customer profile across a broad range of industries, which reduces our exposure to a downturn in any particular sector. The following table shows the percentages of our total net sales to our 25 largest customers by industry, for the periods presented. These customers represented approximately 77% of our total net sales in the first quarter of 1999, 69% in fiscal 1998 and 74% in fiscal 1997. We believe these figures present an accurate profile of our total net sales.

                       SALES TO OUR 25 LARGEST CUSTOMERS

                                                                            FISCAL YEAR ENDED
                                                  QUARTER ENDED    ------------------------------------
                                                  APRIL 4, 1999    JANUARY 3, 1999    DECEMBER 28, 1997
                                                  -------------    ---------------    -----------------
High-end computing, mainframes and mass
  storage.......................................       30.6%             17.4%               16.9%
Telecommunications and data communications......       18.0              19.2                19.7
Computers and peripherals.......................       17.7              19.1                 9.7
Office automation...............................       17.1              17.1                28.7
Industrial and instrumentation..................       11.9              18.0                15.8
Medical devices.................................        4.7               9.2                 9.2
                                                      -----             -----               -----
                                                      100.0%            100.0%              100.0%
                                                      =====             =====               =====

     Our customers include more than 300 OEMs including industry leaders such as 3Com Corporation, EMC Corporation, Hewlett-Packard Company, IBM, Motorola, Inc., and Siemens Medical Systems, Inc.

EMPLOYEES

     We employ approximately 8,400 employees worldwide, the majority of whom are engaged in manufacturing operations. Approximately 900 employees in Ireland, Germany and Mexico are subject to collective bargaining agreements. We believe that our relations with our employees are good.

PROPERTIES

     Our core operations currently occupy the following facilities:

                                                               SQUARE      OWNED
LOCATION                                                       FOOTAGE     LEASED
--------                                                      ---------    ------
Design and Semiconductor Services

Sunnyvale, California.......................................     50,300    Leased
Fremont, California.........................................      3,200    Leased
Santa Barbara, California...................................      5,000    Leased
                                                              ---------
                                                                 58,500
                                                              ---------

Printed Circuit Boards:

Austin, Texas...............................................    696,000    Owned
Boeblingen, Germany.........................................    340,000    Owned
Irvine, California..........................................     60,000    Owned
Roseville, Minnesota........................................     68,000    Leased
Zhuhai, Guandong Province, China............................    220,000    Owned
                                                              ---------
                                                              1,384,000
                                                              ---------

Systems Assembly and Distribution:

Anaheim, California.........................................     63,000    Leased
Binghamton, New York........................................    110,000    Owned
Boulder, Colorado (Division Headquarters)...................      9,000    Leased
Brno, Czech Republic........................................    117,000    Owned
Clearwater, Florida.........................................    128,000    Owned
Cork, Ireland...............................................     20,000    Leased
Cork, Ireland...............................................    100,000    Owned
Guadalajara, Mexico.........................................    127,000    Leased
Longmont, Colorado..........................................     70,000    Owned
Malacca, Malaysia...........................................     40,000    Leased
Puebla, Mexico..............................................     43,000    Owned
Puebla, Mexico..............................................     10,000    Leased
Zhuhai, Guandong Province, China............................    360,000    Owned
                                                              ---------
                                                              1,197,000
                                                              ---------

Corporate Headquarters:

Niwot, Colorado.............................................     11,000    Owned
                                                              ---------
          Total.............................................  2,650,500
                                                              =========

     We believe that our facilities are well-maintained and suitable for their respective operations and have sufficient capacity to accommodate our expected growth in the foreseeable future.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Our Board of Directors consists of six members. The following table sets forth information with respect to our current directors and executive officers.

             NAME                AGE                             POSITION
             ----                ---                             --------
Ronald R. Budacz...............   52    Chairman of the Board and Chief Executive Officer
C. Y. Cheong...................   43    President of Dii Group Asia
Micheal Corkery................   35    President of Dii Group Europe
Mark D. Herbst.................   38    Senior Vice President -- Corporate Sales and Marketing
Dermott O'Flanagan.............   47    President of DOVatron International
Carl A. Plichta................   48    Senior Vice President and General Manager of DOVatron
                                        Mexico
Steven C. Schlepp..............   42    President of Multilayer Technology (Multek)
Thomas J. Smach................   38    Chief Financial Officer and Treasurer
Ronald R. Snyder...............   42    President of Dii Semiconductor
Carl R. Vertuca, Jr. ..........   52    Director and Executive Vice President -- Finance,
                                        Administration and Corporate Development
Robert L. Brueck...............   63    Director
Constantine S. Macricostas.....   63    Director
Gerard T. Wrixon, Phd. ........   58    Director
Alexander W. Young.............   55    Director

     RONALD R. BUDACZ has been our Chairman and Chief Executive Officer since March 1993. He served as President of Dover Electronics Company from 1988 until March 1993. Mr. Budacz is a director of Capetronic International Holdings Limited.

     C. Y. CHEONG has been a Senior Vice President since February 1998. He has also been the President of The Dii Group Asia operations since May 1995, and was Managing Director of DOVatron Singapore from May 1993 until April 1995.

     MICHEAL CORKERY has been a Senior Vice President since February 1998. He has also been the President of The Dii Group Europe since September 1997, Vice President and General Manager of DOVatron Ireland from January 1996 until September 1997, and Director of Operations of DOVatron Ireland from December 1993 until January 1996.

     MARK D. HERBST has been a Senior Vice President since February 1998. He has also been our Senior Vice President of Corporate Sales and Marketing since May 1998. He was our Vice President from February 1997 until May 1998, Group Vice President of Process Technologies from May 1995 until May 1998, and Vice President/General Manager of IRI International from September 1990 until May 1995.

     DERMOTT O'FLANAGAN has been a Senior Vice President since March 1993, and President of DOVatron International, Inc. since January 1995. He was the Managing Director of DOVatron Ireland Limited from March 1993 until January 1995.

     CARL A. PLICHTA has been a Senior Vice President since March 1993. He has also been the Senior Vice President and General Manager of DOVatron Mexico since May 1999. He was our Senior Vice President of Materials and IS for DOVatron International, Inc. from January 1995 until April 1999, and was the President of DOVatron Manufacturing New York (a division of DOVatron International, Inc.) from March 1993 until January 1995.

     STEVEN C. SCHLEPP has been our Senior Vice President since June 1996. He has also been the President of Multilayer Technology, Inc. since June 1996. He was President of Toppan West Incorporated, a wholly-owned subsidiary of Toppan Printing, Ltd., from January 1991 until June 1996.

     THOMAS J. SMACH has been a Senior Vice President, Chief Financial Officer and Treasurer since August 1997. He was also our Corporate Controller and Vice President from March 1994 until August 1997.

     RONALD R. SNYDER has been a Senior Vice President since March 1993. He has been the President of Dii Semiconductor since May 1998, our Senior Vice President of Sales and Marketing from March 1994 until May 1998, and President of DOVatron Manufacturing Colorado (a division of DOVatron International, Inc.) from March 1993 until March 1994.

     CARL R. VERTUCA, JR. has been our Executive Vice President -- Finance, Administration and Corporate Development since August 1997 and a director since May 1993. He was our Chief Financial Officer from March 1993 until August 1997.

     ROBERT L. BRUECK has been a director since 1993. He advises on venture capital investments and serves as a business consultant.

     CONSTANTINE S. MACRICOSTAS has been a director since 1996. He has served as Chairman of the Board of Photronics, Inc. since 1969, and Chief Executive Officer of that company from 1969 until August 1997. He is currently a director of Nutmeg Federal Savings and Loan Association.

     GERARD T. WRIXON, PHD. has been a director since 1993. He is currently the President of the National University of Ireland, Cork. He also serves as the Chairman of Farran Technology and is a director of General Semiconductor, Inc. From 1982 through 1999, he was the Director of the National Microelectronics Research Centre in Ireland, and was also a Professor of Microelectronics at University College in Cork, Ireland during that same period.

     ALEXANDER W. YOUNG has been a director since 1993. He is currently the President of the Services Business Unit of Thomas Group, Inc., a position he has held since March 1998. He is a director of Thomas Group, Inc. where he also served as President and Chief Operating Officer from January 1991 through March 1998.

                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, each underwriter named below has severally agreed to purchase, and we have agreed to sell to each underwriter, the number of shares set forth opposite its name.

                                                               NUMBER
                            NAME                              OF SHARES
                            ----                              ---------
Salomon Smith Barney Inc. ..................................
BancBoston Robertson Stephens Inc. .........................
Donaldson, Lufkin & Jenrette Securities Corporation.........
Bear, Stearns & Co. Inc. ...................................
Thomas Weisel Partners LLC..................................

                                                              ---------
          Total.............................................  6,000,000
                                                              =========

     The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

     The underwriters, for whom Salomon Smith Barney Inc., BancBoston Robertson Stephens Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Bear, Stearns & Co. Inc. and Thomas Weisel Partners LLC are acting as representatives, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to certain dealers at the public offering price less a concession not in
excess of $     per share. The underwriters may allow, and these dealers may
reallow, a concession not in excess of $     per share on sales to certain other
dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

     We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 900,000 additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to each underwriter's initial purchase commitment.

     We and our officers and directors have agreed that, for a period of 90 days from the date of this prospectus, we will not, without the prior written consent of Salomon Smith Barney Inc., dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. Salomon Smith Barney Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

     Our common stock is quoted on the Nasdaq National Market under the symbol "DIIG."

     The following table shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock.

                                                                 PAID BY THE DII GROUP
                                                              ----------------------------
                                                              NO EXERCISE    FULL EXERCISE
                                                              -----------    -------------
Per share...................................................    $              $
Total.......................................................    $              $

     In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include:

     - over-allotment, which involves syndicate sales of our common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position;

     - syndicate covering transactions, which involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions; and

     - stabilizing transactions, which consist of certain bids or purchases of our common stock made for the purpose of preventing or retarding a decline in the market price of our common stock while the offering is in progress.

     The underwriters may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member.

     Any of these activities may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. These transactions may be effected on the Nasdaq National Market or in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

     In addition, in connection with this offering, some of the underwriters may engage in passive market making transactions in our common stock offered on the Nasdaq National Market, prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the Nasdaq National Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in our common stock during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making, they may discontinue at any time.

     We estimate that our total expenses for this offering will be $400,000.

     The underwriters or their affiliates have performed certain investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters or their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

     Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners LLC has been named as a lead or co-manager on 30 filed public offerings of equity securities, of which 15 have been completed, and has acted as a syndicate member in an additional 9 public offerings of equity securities. Thomas Weisel Partners LLC does not have any material relationship with us or any of our officers, directors or controlling persons, except with respect to its contractual relationship with us under the underwriting agreement entered into in connection with this offering.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                 LEGAL MATTERS

     The validity of our common stock offered through this prospectus will be passed upon for us by Curtis, Mallet-Prevost, Colt & Mosle, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedules as of January 3, 1999 and December 28, 1997 and for the 53 weeks ended January 3, 1999 and the 52 weeks ended December 28, 1997 included and incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements and the related financial statement schedule for the 52 weeks ended December 29, 1996, have been included and/or incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere and/or incorporated by reference herein, and upon the authority of KPMG LLP as experts in accounting and auditing.

                      THE DII GROUP, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Reports...............................  F-2
Consolidated Statements of Operations for the fiscal years
ended January 3, 1999, December 28, 1997 and December 29,
1996........................................................  F-4
Consolidated Balance Sheets as of January 3, 1999 and
December 28, 1997...........................................  F-5
Consolidated Statements of Stockholders' Equity for the
fiscal years ended January 3, 1999, December 28, 1997 and
December 29, 1996...........................................  F-6
Consolidated Statements of Cash Flows for the fiscal years
ended January 3, 1999, December 28, 1997 and December 29,
1996........................................................  F-7
Notes to Consolidated Financial Statements..................  F-8
Condensed Consolidated Statements of Operations for the
quarters ended April 4, 1999 and March 29, 1998
(Unaudited).................................................  F-29
Condensed Consolidated Balance Sheets as of April 4, 1999
and January 3, 1999 (Unaudited).............................  F-30
Condensed Consolidated Statements of Cash Flows for the
quarters ended April 4, 1999 and March 29, 1998
(Unaudited).................................................  F-31
Notes to Condensed Consolidated Financial Statements
(Unaudited).................................................  F-32

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
The DII Group, Inc.:

We have audited the accompanying consolidated balance sheets of The DII Group, Inc. and subsidiaries (the "Company") as of January 3, 1999 and December 28, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the 53 and 52 weeks then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 3, 1999 and December 28, 1997, and the results of its operations and its cash flows for the 53 and 52 weeks then ended in conformity with generally accepted accounting principles.

We also audited the adjustments described in Note 12 that were applied to restate the 1996 financial statements to give retroactive effect to the change in the method of accounting for earnings per share in accordance with Statement of Financial Accounting Standards No. 128 "Earnings Per Share." In our opinion, such adjustments are appropriate and have been properly applied.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
January 28, 1999
(February 18, 1999 as to the redemption of convertible subordinated notes described in Note 6)

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
The DII Group, Inc.

We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows of The DII Group, Inc. and subsidiaries (the "Company") for the 52 weeks ended December 29, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Company for the 52 weeks ended December 29, 1996 in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Denver, Colorado
January 28, 1997

                      THE DII GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (IN THOUSANDS, EXCEPT EARNINGS PER SHARE DATA)

                                                                   FOR THE FISCAL YEARS
                                                             --------------------------------
                                                               1998        1997        1996
                                                             --------    --------    --------
NET SALES:
Systems assembly and distribution..........................  $589,286    $514,078    $274,651
Printed wiring boards......................................   208,696     128,107      72,851
Other......................................................   127,561     137,418     111,391
                                                             --------    --------    --------
          Total net sales..................................   925,543     779,603     458,893
                                                             --------    --------    --------
COST OF SALES:
Cost of sales..............................................   786,611     647,663     370,610
Non-recurring charges......................................    74,182          --      11,883
                                                             --------    --------    --------
          Total cost of sales..............................   860,793     647,663     382,493
                                                             --------    --------    --------
  Gross profit.............................................    64,750     131,940      76,400
Selling, general, and administrative expenses..............    77,318      68,783      48,540
Non-recurring charges......................................     2,454          --       4,649
Interest income............................................    (2,894)     (1,744)     (1,732)
Interest expense...........................................    21,680      10,661       6,267
Amortization expense.......................................     4,661       3,968       3,118
Other, net.................................................        63         607        (115)
                                                             --------    --------    --------
  Income (loss) before income taxes........................   (38,532)     49,665      15,673
Income tax expense (benefit)...............................   (21,500)     14,345       5,638
                                                             --------    --------    --------
  Net income (loss)........................................  $(17,032)   $ 35,320    $ 10,035
                                                             ========    ========    ========
EARNINGS (LOSS) PER COMMON SHARE:
  Basic....................................................  $  (0.68)   $   1.43    $   0.42
  Diluted..................................................  $  (0.68)   $   1.26    $   0.40
WEIGHTED AVERAGE NUMBER OF COMMON SHARES AND EQUIVALENTS
  OUTSTANDING:
  Basic....................................................    24,888      24,719      23,678
  Diluted..................................................    24,888      30,702      25,074

          See accompanying notes to consolidated financial statements.

                      THE DII GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PAR VALUE DATA)

                                                              JANUARY 3,    DECEMBER 28,
                                                                 1999           1997
                                                              ----------    ------------
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................   $ 55,972       $ 85,067
  Accounts receivable, net of allowance for doubtful
     accounts of $5,900 and $2,893..........................    153,861        132,590
  Inventories...............................................     66,745         74,059
  Deferred income taxes.....................................      7,249            769
  Other assets..............................................     11,570          7,766
                                                               --------       --------
          Total current assets..............................    295,397        300,251
                                                               --------       --------
Property, plant and equipment...............................    326,226        207,257
Goodwill, net of accumulated amortization of $12,130 and
  $8,223....................................................     97,475         70,371
Debt issue costs, net of accumulated amortization of $2,247
  and $1,208................................................      9,319          7,282
Deferred income taxes.......................................     11,428             --
Other assets................................................      7,464          7,568
                                                               --------       --------
                                                               $747,309       $592,729
                                                               ========       ========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $122,536       $ 98,688
  Accrued expenses..........................................     32,414         16,099
  Accrued compensation and benefits.........................     11,720         13,667
  Accrued interest payable..................................      6,769          4,688
  Current portion of capital lease obligations..............      5,617          2,482
  Current portion of long-term debt.........................     29,031          4,009
                                                               --------       --------
          Total current liabilities.........................    208,087        139,633
                                                               --------       --------
Long-term debt, net of current portion......................    271,864        151,703
Convertible subordinated notes payable......................     86,235         86,250
Capital lease obligations, net of current portion...........      1,820          4,842
Deferred income taxes.......................................         --            739
Other.......................................................      3,582          2,214
Commitments and contingent liabilities
Stockholders' equity:
  Preferred stock, $0.01 par value; 5,000,000 shares
     authorized; none issued................................         --             --
  Common stock, $0.01 par value; 90,000,000 and 45,000,000
     shares authorized; 26,169,344 and 25,328,914 shares
     issued; and 24,522,344 and 25,136,414 shares
     outstanding............................................        262            253
  Additional paid-in capital................................    124,410        117,612
  Retained earnings.........................................     93,071        110,103
  Treasury stock, at cost; 1,647,000 and 192,500 shares.....    (28,544)        (4,209)
  Accumulated other comprehensive loss......................     (4,139)        (4,095)
  Deferred compensation.....................................     (9,339)       (12,316)
                                                               --------       --------
          Total stockholders' equity........................    175,721        207,348
                                                               --------       --------
                                                               $747,309       $592,729
                                                               ========       ========

          See accompanying notes to consolidated financial statements.

                      THE DII GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                                           ACCUMULATED
                                                       ADDITIONAL                             OTHER
                                  PREFERRED   COMMON    PAID-IN     RETAINED   TREASURY   COMPREHENSIVE     DEFERRED
                                    STOCK     STOCK     CAPITAL     EARNINGS    STOCK         LOSS        COMPENSATION    TOTAL
                                  ---------   ------   ----------   --------   --------   -------------   ------------   --------
BALANCE AT DECEMBER 31, 1995....     $--       $228     $ 87,360    $ 64,748   $     --      $(3,443)       $ (3,344)    $145,549
Net income......................     --          --           --      10,035         --           --              --       10,035
Foreign currency translation
  adjustments...................     --          --           --          --         --         (406)             --         (406)
                                                                                                                         --------
  Net comprehensive income......                                                                                            9,629
Issuance of 938,562 shares of
  common stock under employee
  stock plans...................     --           9        1,686          --         --           --              --        1,695
Tax benefit on common stock
  issued under employee stock
  plans.........................     --          --          846          --         --           --              --          846
Amortization of deferred
  employee stock compensation...     --          --           --          --         --           --           1,084        1,084
Deferred employee stock
  compensation..................     --          --        1,733          --         --           --          (1,733)          --
Issuance of 173,332 shares of
  common stock under deferred
  employee stock compensation
  plan..........................     --           2           (2)         --         --           --              --           --
Issuance of 14,750 shares of
  common stock under directors'
  stock plan....................     --          --          234          --         --           --              --          234
                                     --        ----     --------    --------   --------      -------        --------     --------
BALANCE AT DECEMBER 29, 1996....     --         239       91,857      74,783         --       (3,849)         (3,993)     159,037
Net income......................     --          --           --      35,320         --           --              --       35,320
Foreign currency translation
  adjustments...................     --          --           --          --         --         (246)             --         (246)
                                                                                                                         --------
  Net comprehensive income......                                                                                           35,074
Issuance of 1,180,136 shares of
  common stock under employee
  stock plans...................     --          12        6,888          --         --           --              --        6,900
Tax benefit on common stock
  issued under employee stock
  plans.........................     --          --        6,029          --         --           --              --        6,029
Treasury stock, at cost (192,500
  shares).......................     --          --           --          --     (4,209)          --              --       (4,209)
Amortization of deferred
  employee stock compensation...     --          --           --          --         --           --           4,375        4,375
Deferred employee stock
  compensation..................     --          --       12,698          --         --           --         (12,698)          --
Issuance of 212,332 shares of
  common stock under deferred
  employee stock compensation
  plan..........................     --           2           (2)         --         --           --              --           --
Issuance of 7,616 shares of
  common stock under directors'
  stock plan....................     --          --          142          --         --           --              --          142
                                     --        ----     --------    --------   --------      -------        --------     --------
BALANCE AT DECEMBER 28, 1997....     --         253      117,612     110,103     (4,209)      (4,095)        (12,316)     207,348
Net loss........................     --          --           --     (17,032)        --           --              --      (17,032)
Foreign currency translation
  adjustments...................     --          --           --          --         --          (44)             --          (44)
                                                                                                                         --------
  Net comprehensive loss........                                                                                          (17,076)
Issuance of 555,935 shares of
  common stock under employee
  stock plans...................     --           6        6,150          --         --           --              --        6,156
Tax benefit on common stock
  issued under employee stock
  plans.........................     --          --        1,635          --         --           --              --        1,635
Treasury stock, at cost
  (1,454,500 shares)............     --          --           --          --    (24,335)          --              --      (24,335)
Amortization of deferred
  employee stock compensation...     --          --           --          --         --           --           1,805        1,805
Deferred employee stock
  compensation..................     --          --       (1,172)         --         --           --           1,172           --
Issuance of 274,836 shares of
  common stock under deferred
  employee stock compensation
  plan..........................     --           3           (3)         --         --           --              --           --
Issuance of 8,859 shares of
  common stock under directors'
  stock plan....................     --          --          173          --         --           --              --          173
Conversion of convertible notes
  (800 shares)..................     --          --           15          --         --           --              --           15
                                     --        ----     --------    --------   --------      -------        --------     --------
BALANCE AT JANUARY 3, 1999......     $--       $262     $124,410    $ 93,071   $(28,544)     $(4,139)       $ (9,339)    $175,721
                                     ==        ====     ========    ========   ========      =======        ========     ========

          See accompanying notes to consolidated financial statements.

                      THE DII GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                  FOR THE FISCAL YEARS
                                                           ----------------------------------
                                                             1998         1997         1996
                                                           ---------    ---------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)........................................  $ (17,032)   $  35,320    $ 10,035
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and fixed asset impairment charge.........     81,077       18,374      24,842
  Amortization and goodwill impairment charge............      5,262        3,968       3,544
  Provision for doubtful receivables.....................        854        1,237         519
  Deferred income taxes..................................    (17,012)       2,179      (1,855)
  Loss (gain) on sales of equipment......................         92          (11)        (26)
  Stock plan compensation................................      1,978        4,517       1,318
  Other..................................................      3,511       (4,637)    (17,551)
  Changes in operating assets and liabilities, excluding
     effects of acquisitions:
     Accounts receivable.................................    (15,737)     (52,297)    (16,504)
     Inventories.........................................     10,782      (26,474)      5,586
     Other assets........................................     (4,371)      (3,472)     (1,832)
     Accounts payable....................................     12,591       50,619        (871)
     Accrued expenses....................................      6,110       22,284         254
                                                           ---------    ---------    --------
       Net cash provided by operating activities.........     68,105       51,607       7,459
                                                           ---------    ---------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for business acquisitions, net of cash
  acquired...............................................    (53,895)      (7,939)     (2,056)
Additions to property, plant, and equipment..............   (153,891)    (121,269)    (33,274)
Proceeds from sales of property, plant, and equipment....      3,362        2,717         276
                                                           ---------    ---------    --------
       Net cash used by investing activities.............   (204,424)    (126,491)    (35,054)
                                                           ---------    ---------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of capital leases.............................     (3,375)      (2,455)     (2,480)
Repayments of long-term debt.............................     (5,593)     (10,219)     (4,060)
Proceeds from issuance of long-term debt.................    137,500      150,000       1,190
Debt issuance costs......................................     (3,076)      (5,335)       (297)
Proceeds from stock issued under stock plans.............      6,156        6,900       1,695
Payments to acquire treasury stock.......................    (24,335)      (4,209)         --
Proceeds from notes receivable...........................         --           --       1,000
                                                           ---------    ---------    --------
       Net cash provided (used) by financing
          activities.....................................    107,277      134,682      (2,952)
Effect of exchange rate changes on cash..................        (53)         259          24
                                                           ---------    ---------    --------
       Net increase (decrease) in cash and cash
          equivalents....................................    (29,095)      60,057     (30,523)
Cash and cash equivalents at beginning of year...........     85,067       25,010      55,533
                                                           ---------    ---------    --------
Cash and cash equivalents at end of year.................  $  55,972    $  85,067    $ 25,010
                                                           =========    =========    ========

          See accompanying notes to consolidated financial statements.

                      THE DII GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1:  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a)  BACKGROUND

     The Dii Group, Inc. (the "Dii Group" or the "Company") was incorporated in March 1993 as Dovatron International, Inc., in order to serve as a holding company to effectuate the spin-off of Dover Corporation's electronic outsourcing business, which occurred on May 21, 1993.

     As more fully described in Note 2 below, the Company merged (the "Merger") with Orbit Semiconductor, Inc. ("Orbit"), on August 22, 1996, and ultimately Orbit became a wholly owned subsidiary of the Dii Group. This transaction was accounted for as a pooling-of-interests and, accordingly, all prior period financial statements have been restated to reflect the combined operations of the two companies.

     The Company's fiscal year consists of either a 52-week or 53-week period ending on the Sunday nearest to December 31. Accordingly, the accompanying consolidated financial statements are presented as of January 3, 1999 and December 28, 1997, and for the 53 weeks ended January 3, 1999 and 52 weeks ended December 28, 1997 and December 29, 1996. Each fiscal year is referred to herein as fiscal 1998, 1997 and 1996, respectively.

  (b)  DESCRIPTION OF BUSINESS

     The Dii Group is a leading provider of electronics design and manufacturing services, which operates through a global network of independent business units. The Company provides the following related products and services to customers in the global electronics manufacturing industry:

     Design and Semiconductor Services -- Through Dii Technologies the Company provides printed circuit board and design services, as well as design for manufacturability and test and total life cycle planning.

     Through Dii Semiconductor (formerly known as Orbit Semiconductor), the Company provides the following application-specific integrated circuit ("ASIC") design services to its OEM customers:

     - Conversion services from field programmable gate arrays ("FPGAs") to ASICs. These services focus on designs that utilize primarily digital signals, with only a small amount of analog signals.

     - Design services for mixed-signal ASICs. These services focus on designs that utilize primarily analog signals, with only a small amount of digital signals.

     - Silicon integration design services. These services utilize silicon design modules that are used to accelerate complex ASIC designs, including system-on-a-chip.

     Dii Semiconductor utilizes external foundry suppliers for its customers' silicon manufacturing requirements, thereby using a "fabless" manufacturing approach.

     By integrating the combined capabilities of design and semiconductor services, the Company can compress the time from product concept to market introduction and minimize product development costs.

     Printed Wiring Boards -- The Company manufactures high density, complex multilayer printed wiring boards and back panels through Multek.

     Systems Assembly and Distribution -- The Company assembles complex electronic circuits and provides final system configuration ("box build") and distribution through Dovatron. These services are commonly referred to as contract electronics manufacturing ("CEM").

     By offering comprehensive and integrated design and manufacturing services, the Company believes that it is better able to differentiate its product and service offerings from those of its competitors, develop long-term relationships with its customers, and enhance profitability.

                      THE DII GROUP, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     Process Technologies -- The Company also has a non-core business unit know as Process Technologies International ("PTI"). Through this business unit, the Company manufactures surface mount printed circuit board solder cream stencils through IRI International and Chemtech; manufactures in-circuit and functional test software and hardware through TTI Testron; and manufactures depaneling equipment and automated handling systems used in the printed circuit board assembly process through Cencorp Automation Systems.

     Management has undertaken an initiative to divest of this non-core business unit, in order to sharpen its focus on the Company's core businesses of custom semiconductor design, printed wiring board design and fabrication, and systems assembly and distribution.

     The Company does not believe that a sale of PTI would result in any adverse impact on the Company's 1999 consolidated financial position. If the Company sells PTI, the Company's consolidated revenues and operating results will be adversely impacted (by less than 10%) until such time as the proceeds are reinvested back into the Company's core businesses of custom semiconductor design, printed wiring board design and fabrication, and systems assembly and distribution.

     Operating results may also be affected by a number of factors including the economic conditions in the markets the Company serves; price and product competition; the level of volume and the timing of orders; product mix; the amount of automation employed on specific manufacturing projects; efficiencies achieved by inventory management; fixed asset utilization; the level of experience in manufacturing a particular product; customer product delivery requirements; shortages of components or experienced labor; the integration of acquired businesses; start-up costs associated with adding new geographical locations; expenditures required for research and development; and failure to introduce, or lack of market acceptance of, new processes, services, technologies, and products on a timely basis. Each of these factors has had in the past, and may have in the future, an adverse effect on the Company's operating results.

     The Dii Group has actively pursued acquisitions in furtherance of its strategy to be the fastest and most comprehensive provider of custom design, engineering and manufacturing services for original equipment customers, from microelectronic circuits through the final assembly and distribution of finished products. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, and products and services of the acquired companies; the diversion of management's attention from other business concerns; risks of entering markets in which the Dii Group has no or limited direct prior experience and where competitors in such markets have stronger market positions; and the potential loss of key employees of the acquired company. The integration of certain operations following an acquisition requires the dedication of management resources, which may distract attention from the day-to-day business of the Company.

     A majority of the Company's sales are to customers in the electronics industry, which is subject to rapid technological change, product obsolescence, and price competition. The factors affecting the electronics industry, in general, or any of the Company's major customers, in particular, could have a material adverse effect on the Company's operating results. The electronics industry has historically been cyclical and subject to significant economic downturns at various times, which are characterized by diminished product demand, accelerated erosion of average selling prices, and overcapacity. The Company's customers also are subject to short product life cycles and pricing and margin pressures, which risks are in turn borne by the Company. The Company seeks a well-balanced customer profile across most sectors of the electronics industry in order to reduce exposure to a downturn in any particular sector. The primary sectors within the electronics industry served by the Company are office automation, mainframes and mass storage, data communications, computers and peripherals, telecommunications, industrial and instrumentation, and medical.

     The Company offers manufacturing capabilities in three major electronics markets of the world (North America, Europe and Asia). The Company's operations located outside of the United States generated

                      THE DII GROUP, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

approximately 43%, 42%, and 25% of total net sales in fiscal 1998, 1997, and 1996, respectively. The Company's international operations subject the Company to the risks of doing business abroad, including currency fluctuations, export duties, import controls and trade barriers, restrictions on the transfer of funds, greater difficulty in accounts receivable collection, burdens of complying with a wide variety of foreign laws, and, in certain parts of the world, political and economic instability.

  (c)  BASIS OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions are eliminated.

  (d)  TRANSLATION OF FOREIGN CURRENCIES

     The Company's primary functional currency is the U.S. dollar. Foreign subsidiaries with a functional currency other than the U.S. dollar translate net assets at year-end exchange rates, while income and expense accounts are translated at weighted-average exchange rates. Adjustments resulting from these translations are reflected in stockholders' equity as cumulative foreign currency translation adjustments. Some transactions of the Company and its subsidiaries are made in currencies different from their functional currencies. Gains and losses from these transactions are included in income as they occur. To date, the effect on income of such amounts has been immaterial.

     In order to minimize foreign exchange transaction risk, the Company selectively hedges certain of its foreign exchange exposures through forward exchange contracts, principally relating to nonfunctional currency monetary assets and liabilities. Gains and losses resulting from these agreements are deferred and reflected as adjustments to the related foreign currency transactions. The strategy of selective hedging can reduce the Company's vulnerability to certain of its foreign currency exposures, and the Company expects to continue this practice in the future. To date, the Company's hedging activity has been immaterial, and there were no open foreign exchange contracts as of the balance sheet dates included in the accompanying Consolidated Financial Statements. As of January 3, 1999, the Company had the following unhedged net foreign currency monetary asset (liability) positions:

                                                                        U.S. DOLLAR
                                                    FOREIGN CURRENCY    EQUIVALENT
                                                         ASSETS           ASSETS
                                                      (LIABILITY)       (LIABILITY)
                                                    ----------------    -----------
German Deutsche Mark..............................        4,300           $ 2,600
British Pound Sterling............................           88               147
Irish Punt........................................          989             1,500
Chinese Renminbi..................................       38,100             4,600
Hong Kong Dollar..................................      (42,000)           (5,430)
Malaysian Ringgit.................................        4,081             1,074

  (e)  CASH EQUIVALENTS

     For purposes of the statements of cash flows, the Company considers all investment instruments with original maturities of three months or less to be cash equivalents.

                      THE DII GROUP, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  (f)  INVENTORIES

     Inventory costs include material, labor, and overhead. An allowance is provided to reduce inventories to the lower of cost or market. Consideration is given to deterioration, obsolescence, and other factors when establishing the allowance. Cost is determined using the first-in, first-out (FIFO) method.

  (g)  PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment includes the cost of land, buildings, machinery and equipment, and significant improvements of existing plant and equipment. Expenditures for maintenance, repairs, and minor renewals are expensed as incurred.

     Plant and equipment are depreciated on straight-line methods over the estimated useful lives of the assets, which are 30 years for buildings and 3 to 10 years for machinery and equipment.

  (h)  GOODWILL AND DEBT ISSUANCE COSTS

     Goodwill arising from business acquisitions is amortized on the straight-line basis over 15 to 30 years. Debt issuance costs are amortized on the straight-line basis over the term of the related debt.

  (i)  IMPAIRMENT OF ASSETS

     Long-lived assets, including goodwill, are reviewed for impairment if events or circumstances indicate the carrying amount of these assets may not be recoverable. If this review indicates that these assets will not be recoverable, based on the forecasted undiscounted future operating cash flows expected to result from the use of these assets and their eventual disposition, the Company's carrying value of these assets is reduced to fair value. Except as disclosed in Note 7, management does not believe current events or circumstances indicate that its long-lived assets, including goodwill, are impaired as of January 3, 1999.

  (j)  INCOME TAXES

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (k)  EMPLOYEE BENEFIT PLANS

     The Company maintains various defined contribution plans for employees who have completed certain length of service and age requirements. Participants may elect to contribute a certain portion of their compensation on a pre-tax basis to these plans. The Company matches various percentages of the participants' contributions up to a maximum percentage of their compensation.

     The Company also maintains various deferred profit sharing plans for certain employees who have completed certain length of service requirements with certain business units. The Company may, subject to approval by the Board of Directors, contribute a portion of its profits to these Plans. Such contributions will be allocated to employees of the business units based upon their salary and years of service.

     In connection with the purchase of a manufacturing facility in Germany, as discussed in Note 4, the Company assumed a defined benefit pension plan for the employees of that facility. As of January 3, 1999,

                      THE DII GROUP, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

plan assets approximated the accumulated benefit obligation. Pension expense for the period from the date of purchase to January 3, 1999, was immaterial.

     Additionally, the Company provides a nonqualified deferred compensation plan for select senior executives and directors of the Company. Contributions to the deferred compensation plan are held in an irrevocable "rabbi trust." The participants elect to make contributions of portions of their cash and incentive stock compensation on a pre-tax basis to the plan. The Company matches various percentages of the participants' cash compensation contributions up to a maximum percentage of such contributions.

     The Company's contribution to all of its employee benefit plans amounted to $1,983, $1,233, and $464 in fiscal 1998, 1997, and 1996, respectively.

  (l)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Unless otherwise stated herein, the fair value of the Company's financial instruments approximates their carrying amount due to the relatively short periods to maturity of the instruments and/or variable interest rates of the instruments, which approximate current market interest rates.

  (m)  COMMITMENTS AND CONTINGENCIES

     Liabilities for loss contingencies, including environmental remediation costs, arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when the amount of assessment and/or remediation costs are probable and can be reasonably estimated. The costs for a specific clean-up site are discounted if the aggregate amount of the obligation and the amount and timing of the cash payments for that site are fixed or reliably determinable, generally based upon information derived from the remediation plan for that site.

     Recoveries from third parties that are probable of realization are separately recorded, and are not offset against the related liability.

  (n)  REVENUE RECOGNITION

     The Company recognizes revenue upon shipment of product to its customers.

  (o)  EARNINGS PER SHARE

     Basic and diluted earnings-per-share ("EPS") amounts for all periods presented have been calculated, and where necessary restated, to conform to the requirements of Statement of Financial Accounting Standards No. 128, "Earnings per Share." Basic EPS excludes dilution and is computed by dividing earnings available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS assumes the conversion of the convertible subordinated notes, if dilutive, and the issuance of common stock for other potentially dilutive equivalent shares outstanding.

  (p)  PERVASIVENESS OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

                      THE DII GROUP, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  (q)  RECLASSIFICATIONS

     Certain 1997 and 1996 balances have been reclassified to conform with the 1998 presentation.

  (r)  COMPREHENSIVE INCOME

     The Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS 130), effective January 1, 1998. SFAS 130 requires that changes in equity during a reporting period, except transactions with owners in their capacity as owners (for example, the issuance of common stock and dividends paid on common stock) and transactions reported as direct adjustments to retained earnings, be reported as a component of comprehensive income. Comprehensive income is required to be reported in a financial statement that is displayed with the same prominence as other financial statements. Disclosure of comprehensive income for the fiscal years ended January 3, 1999, December 28, 1997, and December 29, 1996, are included in the accompanying financial statements as part of the statement of stockholders' equity.

NOTE 2:  BUSINESS COMBINATIONS

     In August 1998 the Company acquired Greatsino Electronic Technology, a printed wiring board fabricator and contract electronics manufacturer with operations in the People's Republic of China. The cash purchase price, net of cash acquired, amounted to $51,795. The initial purchase price is subject to adjustments for contingent consideration of no more than approximately $40,000 based upon the business achieving specified levels of earnings through August 31, 1999. The fair value of the assets acquired, excluding cash acquired, amounted to $55,699 and liabilities assumed were $21,801, including estimated acquisition costs. The cost in excess of net assets acquired amounted to $17,897. In addition, as of January 3, 1999, the Company accrued $9,000 of contingent consideration.

     During fiscal 1998, 1997, and 1996, the Company completed certain other business combinations that are immaterial to the Company's results from operations and financial position. The cash purchase price, net of cash acquired, amounted to $2,100, $7,939, and $2,056, in fiscal 1998, 1997, and 1996, respectively. The fair value of the assets acquired and liabilities assumed from these acquisitions was immaterial. The cost in excess of net assets acquired through these acquisitions amounted to $9,133 and $3,677 in fiscal 1997 and 1996, respectively.

     The costs of acquisitions have been allocated on the basis of the estimated fair value of assets acquired and liabilities assumed. Goodwill is subject to future adjustments from contingent purchase price adjustments for varying periods, all of which end no later than June 2001. The Company increased goodwill and notes payable to sellers of businesses acquired in the amount of $11,550 and $1,134 for contingent purchase price adjustments during fiscal 1998 and 1996, respectively. There were no contingent purchase price adjustments in fiscal 1997.

     The acquisitions described above were accounted for by the purchase method of accounting for business combinations. Accordingly, the accompanying consolidated statements of income do not include any revenue or expenses related to these acquisitions prior to their respective closing dates. The pro forma results for fiscal 1998, 1997, and 1996, assuming these acquisitions had been made at the beginning of the prior year, would not be materially different from reported results.

     On August 22, 1996, the Dii Group issued 7,359,250 shares of the Dii Group common stock for all outstanding shares of Orbit common stock, based upon one share of Orbit common stock converted into 45/100ths (0.45) of a share of Dii Group common stock, and as further adjusted to account for the two-for-one stock split.

                      THE DII GROUP, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     Results of operations for the separate companies prior to the Merger and for the combined companies as restated are as follows:

                                                              SIX MONTHS ENDED
                                                               JUNE 30, 1996
                                                                (UNAUDITED)
                                                              ----------------
NET SALES:
Dii Group...................................................      $196,230
Orbit.......................................................        31,810
                                                                  --------
Combined, as restated.......................................      $228,040
                                                                  ========
NET INCOME:
Dii Group...................................................      $  9,499
Orbit.......................................................         2,174
                                                                  --------
Combined, as restated.......................................      $ 11,673
                                                                  ========

NOTE 3:  INVENTORIES

     Inventories consisted of the following:

                                                           JAN. 3,    DEC. 28,
                                                            1999        1997
                                                           -------    --------
Raw materials............................................  $44,669    $51,802
Work in process..........................................   24,922     24,890
Finished goods...........................................    6,622      2,839
                                                           -------    -------
                                                            76,213     79,531
Less allowance...........................................    9,468      5,472
                                                           -------    -------
                                                           $66,745    $74,059
                                                           =======    =======

NOTE 4:  PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment consisted of the following:

                                                         JAN. 3,     DEC. 28,
                                                           1999        1997
                                                         --------    --------
Land...................................................  $ 12,816    $  7,714
Buildings..............................................   125,886      48,859
Machinery and equipment................................   234,221     203,777
Construction in progress...............................    40,313       9,938
                                                         --------    --------
                                                          413,236     270,288
Less accumulated depreciation and amortization.........    87,010      63,031
                                                         --------    --------
                                                         $326,226    $207,257
                                                         ========    ========

     In October 1998, the Company acquired Hewlett-Packard Company's ("HP") printed wiring board fabrication facility located in Boeblingen, Germany, and its related production equipment, inventory and other assets for a purchase price of approximately $89,900, subject to certain post-closing adjustments.

                      THE DII GROUP, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     In August 1997, the Company acquired International Business Machine's ("IBM") Austin, Texas, printed wiring board fabrication facility, and its related production equipment, inventory, and intellectual property, for a purchase price of approximately $46,064.

NOTE 5:  LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                         JAN. 3,     DEC. 28,
                                                           1999        1997
                                                         --------    --------
Senior subordinated notes..............................  $150,000    $150,000
Bank term loan.........................................   100,000          --
Revolving line-of-credit advances......................    37,500          --
Notes payable with interest rates ranging from 7.74% to
  9.05%................................................     1,845       5,712
Non-interest-bearing notes payable to sellers of
  businesses acquired due in 1999......................    11,550          --
                                                         --------    --------
          Total long-term debt.........................   300,895     155,712
Less current portion...................................    29,031       4,009
                                                         --------    --------
  Long-term debt, net of current portion...............  $271,864    $151,703
                                                         ========    ========

     The aggregate maturities of long-term debt for fiscal years subsequent to January 3, 1999, are as follows: $29,031 in 1999; $18,356 in 2000; $20,008 in
2001; $22,000 in 2002; $61,500 in 2003; and $150,000 in 2007.

     The senior subordinated notes bear interest at 8.5% and mature on September 15, 2007. Interest is payable on March 15 and September 15 of each year. The Company may redeem the notes on or after September 15, 2002. The indenture contains certain covenants that, among other things, limit the ability of the Company and certain of its subsidiaries to (i) incur additional debt, (ii) issue or sell capital stock of certain subsidiaries, (iii) engage in asset sales, (iv) incur layered debt, (v) create liens on its properties and assets, and (vi) make distributions or pay dividends. The covenants are subject to a number of significant exceptions and qualifications. The fair value of the Company's senior subordinated notes approximated $143,685 at January 3, 1999 and approximated its carrying amount at December 28, 1997.

     On October 30, 1998, the Company replaced its $80,000 senior secured revolving line-of-credit facility with a $210,000 Credit Agreement (the "Agreement") with a syndicate of domestic and foreign banks. The Agreement provides for a $100,000 5-year term loan ("Bank term loan"), and a $110,000 revolving line-of-credit facility ("Revolver"). The Revolver expires on November 1, 2003. Borrowings under the Agreement bear interest, at the Company's option, at either: (i) the Applicable Base Rate ("ABR") (as defined in the Agreement) plus the Applicable Margin for ABR Loans ranging between 0.00% and 0.75%, based on certain financial ratios of the Company; or (ii) the Eurodollar Rate (as defined in the Agreement) plus the Applicable Margin for Eurodollar Loans ranging between 1.00% and 2.25%, based on certain financial ratios of the Company. The Company is required to pay a quarterly commitment fee ranging from 0.25% to 0.50% per annum, based on certain financial ratios of the Company, of the unused commitment under the Revolver. At January 3, 1999, the weighted-average interest rate for the Company's Bank term loan was 7.15%. At January 3, 1999, borrowings of $37,500 were outstanding under the Revolver at a weighted-average interest rate of 7.21%.

     The credit facility is secured by substantially all of the Company's assets, and contains certain restrictions on the Company's ability to (i) incur certain debt, (ii) create liens on its properties and assets, (iii) make certain investments and capital expenditures, (iv) merge or consolidate with other entities, (v) pay dividends or make distributions, (vi) repurchase or redeem common stock, or (vii) dispose of assets. The Agreement

                      THE DII GROUP, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

also requires that the Company maintain certain financial covenants, including, among other things, a maximum ratio of consolidated funded debt to EBITDA (earnings before interest, taxes, depreciation, and amortization), a minimum ratio of consolidated interest coverage, and minimum levels of consolidated net worth, as defined, during the term of the Agreement. At January 3, 1999, the Company was in compliance with all loan covenants.

     The Company made long-term debt interest payments of $13,004, $1,353, and $1,091 during fiscal 1998, 1997, and 1996, respectively.

NOTE 6:  CONVERTIBLE SUBORDINATED NOTES

     The fair market value of the Company's 6% convertible subordinated notes approximated $107,794 and $127,969, based upon the last sales price on January 3, 1999, and December 28, 1997, respectively. Interest is payable on April 15 and October 15 of each year. As of February 18, 1999, substantially all of the Company's convertible subordinated notes were converted into approximately 4,600,000 shares of common stock and the unconverted portion was redeemed for $101.

     The Company made convertible subordinated note interest payments of $5,175 during fiscal 1998 and 1997, and $5,247 in 1996.

NOTE 7:  NON-RECURRING CHARGES

     During fiscal 1998, the Company recognized non-recurring pre-tax charges of $76,636, substantially all of which related to the operations of the Company's wholly owned subsidiary, Orbit Semiconductor. The Company decided to sell Orbit's 6-inch, 0.6 micron wafer fabrication facility ("Fab") and adopt a fabless manufacturing strategy to complement Orbit's design and engineering services. The charges were primarily due to the impaired recoverability of inventory, intangible assets and fixed assets, and other costs associated with the exit of semiconductor manufacturing. The manufacturing facility was ultimately sold in January 1999. As discussed below, $74,182 of the non-recurring pre-tax charges have been classified as a component of cost of sales.

     Of the total non-recurring pre-tax charges, $1,398 relate to employee termination costs and have been classified as a component of costs of sales. As of January 3, 1999, approximately 40 people have been terminated, and another 170 people were terminated when the Fab was sold in the first quarter of fiscal 1999. The Company paid approximately $498 of employee termination costs during fiscal 1998. The remaining $900 is classified as accrued compensation and benefits as of January 3, 1999 and was paid out in the first quarter of fiscal 1999.

     The non-recurring pre-tax charges include approximately $53,340 for the write-down of long-lived assets to fair value. The fair value of these assets was based on the sale price of the Fab. These assets primarily relate to the property, plant, and equipment sold. This amount has been classified as a component of cost of sales.

     The non-recurring pre-tax charges include approximately $12,500 for losses on sales contracts, incremental amounts of uncollectible accounts receivable, and estimated incremental costs for sales returns and allowances. Of this amount, $10,767 was realized during fiscal 1998 and $1,733 is expected to be realized in the first quarter of fiscal 1999 and is included in accrued expenses at January 3, 1999. These losses are classified as a component of cost of sales.

     The non-recurring pre-tax charges also include approximately $9,398 for losses on inventory write-downs and exit costs. The Company has written off and disposed of approximately $5,750 of inventory, which have been classified as a component of cost of sales. The loss on the sale of the Fab includes $3,648 of incremental

                      THE DII GROUP, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

costs and contractual obligations for items such as lease termination costs, litigation, environmental clean-up costs, and other facility exit costs incurred directly as a result of the exit plan. Of the $3,648, approximately $1,194 have been classified as a component of cost of sales. The Company had a remaining liability of $3,305 related to these exit costs, which have been classified as accrued expenses as of January 3, 1999.

     Non-recurring charges in 1996 amounted to $16,532 and included $4,649 of costs associated with the Orbit Merger described in Note 2 and $11,883 of costs associated with the closure of Orbit's 4-inch, 1.2 micron wafer fabrication facility and the move into its new 6-inch, 0.6 micron facility. The $11,883 of closure costs, which were classified in cost of sales, include provisions of (i) $7,970 associated with the impairment of long-lived assets associated with the closure of Orbit's 4-inch, 1.2 micron wafer fabrication facility, (ii) $1,500 for 4-inch wafer inventory not recoverable on the 6-inch fabrication process,
(iii) $1,763 associated with the write-off of Orbit's investment in a subsidiary established to expand its manufacturing capacity in Israel, and (iv) $650 of expenses associated with closure and exit costs of the 4-inch, 1.2 micron wafer fabrication facility. The Israel expansion was no longer required with the acquisition of the 6-inch, 0.6 micron facility. The Company completed the transition into its 6-inch, 0.6 micron facility and sold its 4-inch, 1.2 micron wafer fabrication facility during the first quarter of 1998. All previously established provisions associated with the closure were completely utilized in fiscal 1997 or the first quarter of 1998. The original accrual estimates approximated the actual amounts required to complete the transaction.

NOTE 8:  INCOME TAXES

     Income (loss) before income taxes for domestic and foreign operations were as follows:

                                                           FOR THE FISCAL YEARS
                                                     --------------------------------
                                                       1998        1997        1996
                                                     --------    --------    --------
Domestic...........................................  $(71,253)   $ 23,729    $ 11,023
Foreign............................................    32,721      25,936       4,650
                                                     --------    --------    --------
                                                     $(38,532)   $ 49,665    $ 15,673
                                                     ========    ========    ========
INCOME TAXES (BENEFIT) WERE ALLOCATED AS FOLLOWS:
Income (loss) from operations......................  $(21,500)   $ 14,345    $  5,638
Stockholders' equity (for compensation expense for
  tax purposes in excess of amounts recognized for
  financial reporting purposes)....................    (1,635)     (5,805)       (846)
                                                     --------    --------    --------
                                                     $(23,135)   $  8,540    $  4,792
                                                     ========    ========    ========

     Income tax expense (benefit) attributable to income from operations consists of:

                                                      CURRENT    DEFERRED     TOTAL
                                                      -------    --------    --------
FISCAL 1998:
  U.S. Federal......................................  $(7,983)   $(15,710)   $(23,693)
  State.............................................     (185)     (1,479)     (1,664)
  Foreign...........................................    3,680         177       3,857
                                                      -------    --------    --------
                                                      $(4,488)   $(17,012)   $(21,500)
                                                      =======    ========    ========

                      THE DII GROUP, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      CURRENT    DEFERRED     TOTAL
                                                      -------    --------    --------
FISCAL 1997:
  U.S. Federal......................................  $ 8,983    $    297    $  9,280
  State.............................................      672       1,339       2,011
  Foreign...........................................    2,511         543       3,054
                                                      -------    --------    --------
                                                      $12,166    $  2,179    $ 14,345
                                                      =======    ========    ========
FISCAL 1996:
  U.S. Federal......................................  $ 5,859    $ (1,500)   $  4,359
  State.............................................      489        (176)        313
  Foreign...........................................    1,145        (179)        966
                                                      -------    --------    --------
                                                      $ 7,493    $ (1,855)   $  5,638
                                                      =======    ========    ========

     The significant components of deferred tax expense (benefit) attributable to income from operations are:

                                                            FOR THE FISCAL YEARS
                                                        -----------------------------
                                                          1998       1997      1996
                                                        --------    ------    -------
Deferred tax expense (exclusive of the effects of
  other components listed below)......................  $(19,414)   $  812    $(3,891)
Charge in lieu of taxes resulting from initial
  recognition of acquired tax liabilities that are
  allocated to goodwill related to an acquired
  entity..............................................        --      (326)        --
Increase in the valuation allowance for deferred tax
  assets..............................................     2,402     1,693      2,036
                                                        --------    ------    -------
                                                        $(17,012)   $2,179    $(1,855)
                                                        ========    ======    =======

     Income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 35 percent for fiscal 1998 and 1997, respectively, and 34 percent for fiscal 1996 to income (loss) before income taxes as a result of the following:

                                                            FOR THE FISCAL YEARS
                                                       ------------------------------
                                                         1998       1997       1996
                                                       --------    -------    -------
Computed "expected" tax expense (benefit)............  $(13,486)   $17,383    $ 5,329
Increase (reduction) in income taxes resulting from:
  Foreign tax rate differential......................    (7,695)    (5,825)      (560)
  State income taxes, net of federal income tax
     benefit.........................................    (1,098)     1,307        207
  Tax credits and carryforwards......................    (1,166)      (786)    (1,498)
  Change in the valuation allowance for deferred tax
     assets..........................................     2,402      1,693      2,036
  Other..............................................      (457)       573        124
                                                       --------    -------    -------
                                                       $(21,500)   $14,345    $ 5,638
                                                       ========    =======    =======

                      THE DII GROUP, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                              JAN. 3, 1999    DEC. 28, 1997
                                                              ------------    -------------
DEFERRED TAX ASSETS:
  Inventories...............................................    $ 1,604          $ 1,499
  Deferred revenues.........................................      5,595              542
  Deferred compensation.....................................      1,594            1,522
  Compensated absences......................................      1,093              815
  Allowance for doubtful accounts...........................        593              664
  Accrued liabilities.......................................      3,598              713
  Net operating loss and tax credit carryforwards...........      7,284              581
  Federal and state credits.................................      6,628            3,983
  Merger costs..............................................        368              492
  Other.....................................................         22              555
                                                                -------          -------
          Total gross deferred tax assets...................     28,379           11,366
          Less valuation allowance..........................      6,966            4,564
                                                                -------          -------
                                                                 21,413            6,802
                                                                -------          -------
DEFERRED TAX LIABILITIES:
  Accumulated depreciation..................................         --            2,718
  Goodwill..................................................      2,723            2,674
  Leasing...................................................         --              985
  Other.....................................................         13              395
                                                                -------          -------
          Total gross deferred tax liabilities..............      2,736            6,772
                                                                -------          -------
          Net deferred tax asset............................    $18,677          $    30
                                                                =======          =======

     At January 3, 1999, approximately $17,483 of tax losses were available to carry forward. These carryforwards generally expire in tax years 1999 through 2018. State manufacturing investment tax credits of $4,081 expire in tax years 2002 through 2005. State investment tax credits of $567 expire in tax years 2008 through 2012. State research and development tax credits and alternative minimum tax credits total $397 and $1,583, respectively, and carry forward with no expiration. Capital loss carryforwards totaling $254 expire in 1999.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the established valuation allowance.

     The Company does not provide for federal income taxes on the undistributed earnings of its foreign subsidiaries, as such earnings are not intended by management to be repatriated in the foreseeable future. Deferred income taxes have not been provided on undistributed foreign earnings of $74,562 as of January 3,

                      THE DII GROUP, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1999. Determination of the amount of the unrecognized deferred tax liability on these undistributed earnings is not practicable.

     The Company made income tax payments of $2,575, $5,235, and $5,936 in fiscal 1998, 1997, and 1996, respectively.

NOTE 9:  COMMITMENTS AND CONTINGENCIES

     As of January 3, 1999, and December 28, 1997, the Company has financed a total of $8,849 and $10,758, respectively, in machinery and equipment purchases with capital leases. Accumulated amortization for machinery and equipment under capital leases totals $3,426 and $2,790 at January 3, 1999, and December 28, 1997, respectively. These capital leases have interest rates ranging from 6.77% to 9.05%. The Company also has several non-cancelable operating leases, primarily for equipment. These leases generally contain renewal options and require the Company to pay all executory costs, such as maintenance and insurance. The capital and operating leases expire in various years through 2005, and require the following minimum lease payments:

                                                           OPERATING    CAPITAL
                                                           ---------    -------
1999.....................................................   $ 3,670     $5,938
2000.....................................................     3,438      2,168
2001.....................................................     3,127        120
2002.....................................................     1,817         --
2003.....................................................     1,157         --
Thereafter...............................................     1,136         --
                                                            -------     ------
          Total minimum lease payments...................   $14,345      8,226
                                                            =======
Less amount representing interest........................                  789
                                                                        ------
Present value of net minimum capital lease payments......                7,437
Less current portion.....................................                5,617
                                                                        ------
Obligations under capital leases, excluding current
  portion................................................               $1,820
                                                                        ======

     Rental expense for operating leases amounted to $6,474, $7,213, and $4,623 in fiscal 1998, 1997, and 1996, respectively.

     The Company has approximately $14,294 of capital commitments as of January 3, 1999. The majority of these commitments are expected to be completed by the end of fiscal 1999.

     In 1997 two related complaints, as amended, were filed in the District Court of Boulder, Colorado, and the U.S. District Court for the District of Colorado, against the Company and certain of its officers. The lawsuits purport to be brought on behalf of a class of persons who purchased the Company's common stock during the period from April 1, 1996, through September 8, 1996, and claim violations of Colorado and federal laws based on allegedly false and misleading statements made in connection with the offer, sale, or purchase of the Company's common stock at allegedly artificially inflated prices, including statements made prior to the Company's acquisition of Orbit. The complaints seek compensatory and other damages, as well as equitable relief. The Company filed motions to dismiss both amended complaints. The motion to dismiss the state court complaint has been denied, and the Company has filed its answer denying that it misled the securities market. The motion to dismiss the federal court complaint is still pending. Both actions were brought by the same plaintiffs' law firm as the Orbit action discussed below. A May 1999 trial date for the state court action has been vacated, and a new trial date has not been set. No trial date has been set in the

                      THE DII GROUP, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

federal court action. Discovery has commenced in the state court action. The Company believes that the claims asserted in both actions are without merit, and intends to defend against such claims vigorously.

     A class action complaint (as amended in March 1996) for violations of federal securities law was filed against Orbit and three of its officers in 1995 in the U.S. District Court for the Northern District of California. The amended complaint was dismissed on November 12, 1996, with leave to amend only as to certain specified claims relating to statements made by securities analysts. In January 1997 a second amended complaint was filed. The second amended complaint alleges that Orbit and three of its officers are responsible for actions of securities analysts that allegedly misled the market for Orbit's then existing public common stock. The second amended complaint seeks relief under Section 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder. The second amended complaint seeks compensatory and other damages, as well as equitable relief. In September 1997, Orbit filed its answer to the second amended complaint denying responsibility for the actions of securities analysts and further denying that it misled the securities market. The parties have entered into a Memorandum of Understanding reflecting a proposed settlement of the action subject to the final terms, which are being negotiated.

     In addition to the above matters, the Company is involved in certain other litigation arising in the ordinary course of business.

     Although management is of the opinion that these matters will not have a material adverse effect on the consolidated financial position or results of operations of the Company, the ultimate outcome of these matters cannot, at this time, be predicted, in light of the uncertainties inherent in litigation.

     The Company has joined together with other potentially responsible parties ("PRPs") to negotiate with the New York Department of Environmental Conservation (NYDEC) concerning the performance of a remedial investigation/feasibility study (RI/FS) at the Roblin Steel Site. In connection therewith, the Company executed the Roblin Steel Site Deminimus Contributors Participation Agreement. The Company's share of the agreement is less than 2%. A Consent Order concerning the performance of a RI/FS was reached with the NYDEC in July of 1997.

     In April 1998 the Company entered into Consent Orders with NYDEC concerning the performance of a RI/FS with respect to environmental matters at a formerly owned facility in Kirkwood, New York, and a facility that is owned and leased out to a third party in Binghamton, New York.

     The ultimate outcome of these matters cannot, at this time, be predicted in light of the uncertainties inherent in these matters. Based upon the facts and circumstances currently known, management cannot estimate the most likely loss or the maximum loss for the above environmental matters. The Company has accrued the minimum estimated costs, which amounts are immaterial, associated with these matters in the accompanying consolidated financial statements.

     The Company determines the amount of its accruals for environmental matters by analyzing and estimating the range of possible costs in light of information currently available. The imposition of more stringent standards or requirements under environmental laws or regulations, the results of future testing and analysis undertaken by the Company at its operating facilities, or a determination that the Company is potentially responsible for the release of hazardous substances at other sites could result in expenditures in excess of amounts currently estimated to be required for such matters. No assurance can be given that actual costs will not exceed amounts accrued or that costs will not be incurred with respect to sites as to which no problem is currently known. Further, there can be no assurance that additional environmental matters will not arise in the future.

                      THE DII GROUP, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 10:  STOCKHOLDERS' EQUITY

     On July 29, 1997, the Company's Board of Directors declared a two-for-one stock split of the Company's common stock effected in the form of a stock dividend, which was distributed on September 2, 1997, to shareholders of record as of August 15, 1997. All share and per-share data included in this report have been retroactively restated to reflect the split.

     During 1998 and 1997, the Company repurchased 1,454,500 and 192,500 shares of its common stock at a cost of $24,335 and $4,209, respectively. The Company could repurchase an additional 353,000 shares of common stock in future years as a part of its share repurchase plan, subject to certain restrictions under its Credit Agreement.

     Each outstanding share of common stock carries a dividend of one preferred share purchase right ("Right"). The Rights are not exercisable until the earlier of (i) ten days following a public announcement that, without consent of the Company, a person or group (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the voting power of all outstanding securities of the Company or (ii) ten days following the commencement of a tender or exchange offer that would result in a person or group becoming an Acquiring Person, without the prior consent of the Company. In the event that a person or group becomes an Acquiring Person, each holder of a Right, other than the Acquiring Person, shall have the right to receive, upon exercise, that number of shares of the Common Stock of the Company having a market value of two times the exercise price of the Right. In addition, after a person or group becomes an Acquiring Person, if the Company is involved in a merger or other business combination transaction in which the Company is not the surviving corporation, holders of the Rights, other than the Acquiring Person, will be entitled to purchase shares of the acquiring company at a similar discount. The Rights will expire, unless earlier redeemed by the Company, on May 3, 2004.

NOTE 11:  STOCK PLANS

     Under the Company's 1993 Stock Option Plan, the Compensation Committee of the Board of Directors is authorized to grant stock options to purchase up to an aggregate of 1,100,000 shares of common stock. In addition, under the 1994 Stock Incentive Plan, the Committee is also authorized to make awards of performance shares and/or grant stock options to purchase up to an aggregate of 4,000,000 shares of common stock. Under the terms of these Plans, shares may be awarded or options may be granted to key employees to purchase shares of the Company's common stock. Options are granted at a purchase price equal to the fair market value of the common stock on the date of the grant, and performance shares are awarded in the form of shares of restricted common stock.

     At the time of the Merger, Orbit had three stock option plans, the KMOS Semiconductor, Inc., 1989 Stock Option Plan ("1989 Plan"), the KMOS Semiconductor, Inc., 1990 Non-Qualified Stock Option Plan ("1990 Plan"), and the Orbit Semiconductor, Inc., 1994 Stock Incentive Plan ("1994 Orbit Plan"), under which incentive and non-qualified stock options were granted to key employees, directors, and consultants. The options were generally granted at the fair market value of Orbit's stock on the date of grant. As a result of the merger, outstanding options to purchase Orbit common stock at the time of the Merger were converted into options to acquire an aggregate of 1,990,492 shares of Dii Group common stock, which is equal to the product of the number of shares of Orbit common stock that were issuable upon exercise of such options multiplied by the Exchange Ratio and as further adjusted to account for the two-for-one stock split. At the time of conversion, the exercise price of the converted options was determined by dividing the original exercise price of such options by the Exchange Ratio. Stock options will no longer be granted under the Orbit stock option plans.

                      THE DII GROUP, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table summarizes the stock option transactions under the Company's Stock Option Plans:

                                               SHARES UNDERLYING    WEIGHTED-AVERAGE
                                                    OPTIONS          EXERCISE PRICE
                                               -----------------    ----------------
OPTIONS OUTSTANDING AT DEC. 31, 1995.........      3,513,884             $ 7.28
  Granted....................................        344,250              10.34
  Exercised..................................       (330,872)              2.79
  Canceled...................................       (138,592)             10.96
                                                  ----------
OPTIONS OUTSTANDING AT DEC. 29, 1996.........      3,388,670               7.81
  Granted....................................        627,700              16.08
  Exercised..................................     (1,082,680)              5.60
  Canceled...................................       (373,100)              9.43
                                                  ----------
OPTIONS OUTSTANDING AT DEC. 28, 1997.........      2,560,590              10.53
  Granted....................................      1,596,134              14.20
  Exercised..................................       (327,734)              7.96
  Canceled...................................       (340,723)             14.01
                                                  ----------
OPTIONS OUTSTANDING AT JAN. 3, 1999..........      3,488,267              11.99
                                                  ==========
OPTIONS EXERCISABLE AT JAN. 3, 1999..........      1,519,855               9.90
                                                  ==========

     The following table summarizes stock option information under the Company's Stock Option Plans:

         OPTIONS OUTSTANDING AT JAN. 3, 1999             OPTIONS EXERCISABLE AT JAN. 3, 1999
------------------------------------------------------   ------------------------------------
                                   WEIGHTED-AVERAGE                            WEIGHTED-
  NUMBER      WEIGHTED-AVERAGE   REMAINING CONTRACTUAL       NUMBER             AVERAGE
OUTSTANDING    EXERCISE PRICE       TERM (IN YEARS)       OUTSTANDING       EXERCISE PRICE
-----------   ----------------   ---------------------   --------------   -------------------
   784,785         $ 7.18                4.27                758,069            $ 7.17
 1,056,430           9.96                8.98                181,083              9.01
   603,912          10.66                7.19                353,844             10.73
   613,856          15.64                8.82                123,549             14.75
   429,284          22.44                8.84                103,310             22.90
 ---------                                                 ---------
 3,488,267          11.99                7.56              1,519,855              9.90
 =========                                                 =========

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related Interpretations, in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standard ("SFAS") No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized.

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The weighted-average grant date fair value of options granted was $5.20, $8.56, and $6.52 for fiscal 1998, 1997, 1996 respectively, using a
Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates of 5.41%, 5.47%, and 5.76% in fiscal 1998, 1997, and 1996, respectively; volatility factors of the expected market price of the Company's common stock

                      THE DII GROUP, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

of 52% in fiscal 1998, 51% in fiscal 1997, and 50% in fiscal 1996; a weighted-average expected life of the option of three years; and no expected dividend yields.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. The Company's pro forma information follows:

                                                                FISCAL YEARS
                                                        -----------------------------
                                                          1998       1997       1996
                                                        --------    -------    ------
Net income (loss).....................................  $(19,453)   $33,272    $8,019
Basic earnings (loss) per share.......................      (.78)      1.35      0.34
Diluted earnings (loss) per share.....................      (.78)      1.08      0.32

     Pro forma net income (loss) reflects only options granted in fiscal 1998, 1997, and 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost for options granted prior to January 1, 1996, are not considered.

     Under the 1993 Stock Option Plan and the 1994 Stock Incentive Plan, most outstanding options expire ten years from the date of grant and vest over a three-year period. All outstanding options under the 1994 Orbit Plan, the 1989 Plan, and 1990 Plan were fully vested on January 3, 1999, and expire no later than 10 years after grant date.

     The Compensation Committee of the Board of Directors awarded 456,000, 250,000, and 142,000 shares in fiscal 1998, 1997, and 1996, respectively, to key executives under the 1994 Stock Incentive Plan. Shares vest over a period of time, which in no event exceeds eight years. Certain shares may vest at an accelerated rate upon the achievement of certain annual earnings-per-share targets established by the Compensation Committee. Non vested shares for individual participants who are no longer employed by the Company on the plan termination date are forfeited. Participants will receive all unissued shares upon their death or disability, or in the event of a change of control of the Company. The shares are not reported as outstanding until vested. The number of shares vested amounted to 62,500, 262,336, and 212,332 for fiscal 1998, 1997, and 1996, respectively.

     Unearned compensation equivalent to the market value at the date the shares were awarded is charged to stockholders' equity and is amortized to expense based upon the estimated number of shares expected to be issued in any particular year. Unearned compensation expense amounting to $1,805, $4,375, and $1,084 was amortized to expense during fiscal 1998, 1997, and 1996, respectively. The weighted-average fair value of performance shares awarded in 1998, 1997, and 1996 was $19.97, $10.67, and $12.21 per share, respectively.

     As of January 3, 1999, there are 92,445 shares available for future grant under the Company's 1993 Stock Option Plan and 1994 Stock Incentive Plan.

     The Company's Non-Employee Directors' Stock Compensation Plan (the "Directors' Plan") provides for the automatic grant to each non-employee director of the Company of 2,000 shares of common stock per

                      THE DII GROUP, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

annum as consideration for regular service as a director. Shares will be issued in quarterly installments at the end of each fiscal quarter. The Company recognizes quarterly compensation expense equal to the fair market value of the stock to be issued at the end of each quarter. The aggregate number of shares which may be issued under the Directors' Plan is 60,000 shares, and the plan will terminate on December 31, 2004. As of January 3, 1999, there are 24,557 shares available for future grant under this plan. The weighted-average fair value of director shares awarded in fiscal 1998, 1997, and 1996 was $18.36, $21.95, and $12.90 per share, respectively.

     The Company also has a 1994 Employee Stock Purchase Plan under which all U.S. and international employees may be granted the opportunity to purchase up to 1,000,000 shares of common stock at 85% of market value on the first or last business day of a six-month payment period, whichever is lower. As of January 3, 1999, there are 613,721 shares available for sale under this plan. The shares sold under this plan in fiscal 1998, 1997, and 1996 amounted to 228,201, 64,224, and 57,076, respectively. The weighted-average fair value of shares sold under this plan in fiscal 1998, 1997, and 1996 was $17.13, $16.33, and $11.97 per
share, respectively. Compensation expense pursuant to SFAS No. 123 associated with this plan in fiscal 1998, 1997, and 1996 was immaterial.

NOTE 12:  EARNINGS PER SHARE

     Earnings (loss) per common share ("EPS") data were computed as follows:

                                                            FOR THE FISCAL YEARS
                                                       ------------------------------
                                                         1998       1997       1996
                                                       --------    -------    -------
BASIC EPS:
Net income (loss)....................................  $(17,032)   $35,320    $10,035
                                                       ========    =======    =======
Shares used in computation:
  Weighted-average common shares outstanding.........    24,888     24,719     23,678
Basic EPS............................................  $  (0.68)   $  1.43    $  0.42
                                                       ========    =======    =======
DILUTED EPS:
Net income (loss)....................................  $(17,032)   $35,320    $10,035
Plus income impact of assumed conversions:
  Interest expense (net of tax) on convertible
     subordinated notes..............................        --      3,105         --
  Amortization (net of tax) of debt issuance cost on
     convertible subordinated notes..................        --        260         --
                                                       --------    -------    -------
Net income (loss) available to common stockholders...  $(17,032)   $38,685    $10,035
                                                       ========    =======    =======
SHARES USED IN COMPUTATION:
Weighted-average common shares outstanding...........    24,888     24,719     23,678
Shares applicable to exercise of dilutive options....        --      1,242      1,280
Shares applicable to deferred stock compensation.....        --        141        116
Shares applicable to convertible subordinated
  notes..............................................        --      4,600         --
                                                       --------    -------    -------
Shares applicable to diluted earnings................    24,888     30,702     25,074
                                                       ========    =======    =======
Diluted EPS..........................................  $  (0.68)   $  1.26    $  0.40
                                                       ========    =======    =======

     The common equivalent shares from common stock options, deferred stock compensation and convertible subordinated notes were antidilutive for fiscal 1998, and therefore were not assumed to be converted for

                      THE DII GROUP, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

diluted earnings-per-share computations. Additionally, the convertible subordinated notes were antidilutive for fiscal 1996, and therefore not assumed converted for diluted earnings-per-share computations.

NOTE 13:  BUSINESS CONCENTRATIONS AND GEOGRAPHIC AREAS

     During the fourth quarter of fiscal 1998, the Company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." The Company's businesses are organized, managed, and internally reported as three reportable segments. These segments, which are based on differences in products, technologies, and services are Systems Assembly and Distribution, Printed Wiring Boards, and Other (which includes Dii Semiconductor and PTI). See Note 1(b) for further information regarding the products and services provided by these segments. These segments offer products and services across most sectors of the electronics industry in order to reduce exposure to downturn in any particular sector.

     Transactions between segments are recorded at cost. The Company's businesses are operated on an integrated basis and are characterized by substantial intersegment cooperation, cost allocations, and marketing efforts. Substantially all interest expense is incurred at Corporate. Therefore, management does not represent that these segments, if operated independently, would report the operating income and other financial information shown.

                                                           FOR THE FISCAL YEARS
                                                     --------------------------------
                                                       1998        1997        1996
                                                     --------    --------    --------
NET SALES:
  Systems assembly and distribution................  $589,286    $514,078    $274,651
  Printed wiring boards............................   208,696     128,107      72,851
  Other............................................   127,561     137,418     111,391
                                                     --------    --------    --------
                                                     $925,543    $779,603    $458,893
                                                     ========    ========    ========
INCOME (LOSS) BEFORE INCOME TAXES*:
  Systems assembly and distribution................  $ 32,558    $ 30,645    $ 13,621
  Printed wiring boards............................    29,084      26,935      17,442
  Other............................................     6,647      12,048      11,152
  Unallocated general corporate....................   (30,185)    (19,963)    (10,010)
                                                     --------    --------    --------
                                                     $ 38,104    $ 49,665    $ 32,205
                                                     ========    ========    ========
IDENTIFIABLE ASSETS AT THE END OF EACH FISCAL YEAR:
  Systems assembly and distribution................  $238,027    $209,886    $126,253
  Printed wiring boards............................   390,194     170,503      92,594
  Other............................................    79,453     143,110      96,281
  Unallocated general corporate....................    39,635      69,230      20,723
                                                     --------    --------    --------
                                                     $747,309    $592,729    $335,851
                                                     ========    ========    ========
DEPRECIATION AND AMORTIZATION**:
  Systems assembly and distribution................  $ 10,629    $  6,915    $  7,326
  Printed wiring boards............................    10,925       7,008       5,627
  Other............................................    10,283       7,628       7,230
  Unallocated general corporate....................     1,162         791         677
                                                     --------    --------    --------
                                                     $ 32,999    $ 22,342    $ 20,860
                                                     ========    ========    ========

                      THE DII GROUP, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           FOR THE FISCAL YEARS
                                                     --------------------------------
                                                       1998        1997        1996
                                                     --------    --------    --------
CAPITAL EXPENDITURES:
  Systems assembly and distribution................  $ 21,317    $ 25,493    $ 10,869
  Printed wiring boards............................   118,818      61,326       6,586
  Other............................................    11,912      34,334      15,377
  Unallocated general corporate....................     1,844         116         442
                                                     --------    --------    --------
                                                     $153,891    $121,269    $ 33,274
                                                     ========    ========    ========

---------------
 * Excludes non-recurring charges of $76,636 and $16,532 in fiscal 1998 and 1996, respectively, which related primarily to other services. See Note 7 for additional information regarding the non-recurring charges.

** Excludes non-recurring charges related to property, plant, and equipment and goodwill impairment charges of $53,340 and $7,970 in fiscal 1998 and 1996, respectively, which related primarily to other services. See Note 7 for additional information regarding the non-recurring charges.

     The following summarizes financial information by geographic areas:

                                                           FOR THE FISCAL YEARS
                                                     --------------------------------
                                                       1998        1997        1996
                                                     --------    --------    --------
NET SALES:
  North America....................................  $637,795    $543,469    $356,917
  Europe...........................................   175,675     150,174      65,348
  Asia.............................................   112,073      85,960      36,628
TRANSFERS BETWEEN GEOGRAPHIC AREAS:
  North America....................................       166       3,021       1,500
  Europe...........................................        85          61          33
  Asia.............................................     1,091         220          48
  Eliminations.....................................    (1,342)     (3,302)     (1,581)
                                                     --------    --------    --------
                                                     $925,543    $779,603    $458,893
                                                     ========    ========    ========
INCOME (LOSS) BEFORE INCOME TAXES:
  North America....................................  $(38,053)     47,780      23,551
  Europe...........................................    20,027      17,635       6,063
  Asia.............................................     9,874       4,035      (1,471)
  Unallocated general corporate....................   (30,380)    (19,785)    (12,470)
                                                     --------    --------    --------
                                                     $(38,532)   $ 49,665    $ 15,673
                                                     ========    ========    ========
LONG-LIVED ASSETS AT THE END OF EACH FISCAL YEAR:
  North America....................................  $232,134    $257,673    $155,681
  Europe...........................................   110,296      12,466       7,335
  Asia.............................................    80,635       7,065       6,971
  Unallocated general corporate....................     9,955       7,706       3,197
                                                     --------    --------    --------
                                                     $433,020    $284,910    $173,184
                                                     ========    ========    ========

Export sales from the United States are immaterial.

     At any given time, certain customers may account for significant portions of the Company's business. Hewlett-Packard accounted for 10% and 17% of net sales in fiscal 1998 and 1997, respectively. IBM accounted for 10% of net sales in fiscal 1998. No other customer accounted for more than 10% of net sales in

                      THE DII GROUP, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

fiscal 1998, 1997, or 1996. The Company's top ten customers accounted for 48%, 50%, and 43% of net sales in fiscal 1998, 1997, and 1996, respectively. The percentage of the Company's sales to its major customers may fluctuate from period to period. Significant reductions in sales to any of these customers would have a material adverse effect on the Company's operating results. The Company has few material, firm, long-term commitments or volume guarantees from its customers. In addition, customer orders can be canceled and volume levels can be changed or delayed. From time to time, some of the Company's customers have terminated their manufacturing arrangements with the Company, and other customers have reduced or delayed the volume of design and manufacturing services performed by the Company. The timely replacement of canceled, delayed, or reduced contracts with new business cannot be assured, and termination of a manufacturing relationship or change, reduction, or delay in orders could have a material adverse effect on the Company's operating results. In the past, changes in customer orders have had a significant impact on the Company's results of operations due to corresponding changes in the level of overhead absorption.

     Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties completely failed to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The Company has concentrations of credit risk in accounts receivable from its top ten customers. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintained reserves for potential credit losses of $5,900 and $2,893 at January 3, 1999, and December 28, 1997, respectively. In addition, the Company has concentrations of credit risk in cash and cash equivalents, which are maintained at recognized financial institutions. The Company performs ongoing financial evaluations of these financial institutions.

NOTE 14:  SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following summarizes quarterly financial information for the years ended January 3, 1999, and December 28, 1997:

                                             GROSS PROFIT        NET         BASIC EARNINGS    DILUTED EARNINGS
                                 NET SALES      (LOSS)      INCOME (LOSS)   (LOSS) PER SHARE   (LOSS) PER SHARE
                                 ---------   ------------   -------------   ----------------   ----------------
1998 QUARTERS
  First........................  $235,374      $(18,714)      $(32,047)          $(1.27)            $(1.27)
  Second.......................   221,938        33,142          6,127             0.24               0.23
  Third........................   205,917        32,022          6,532             0.26               0.25
  Fourth.......................   262,314        18,300          2,356             0.10               0.09
                                 --------      --------       --------
                                 $925,543      $ 64,750       $(17,032)           (0.68)             (0.68)
                                 ========      ========       ========
1997 QUARTERS
  First........................  $137,080      $ 26,180       $  5,077           $ 0.21             $ 0.20
  Second.......................   184,097        32,679          7,540             0.31               0.27
  Third........................   212,864        33,302          9,955             0.40               0.35
  Fourth.......................   245,562        39,779         12,748             0.50               0.44
                                 --------      --------       --------
                                 $779,603      $131,940       $ 35,320             1.43               1.26
                                 ========      ========       ========

     The Company recorded $54,000 and $22,636 of non-recurring charges during the first and fourth quarters of fiscal 1998, respectively, relating to Orbit's semiconductor wafer fabrication facility. See Note 7 for additional information regarding the non-recurring charges.

                      THE DII GROUP, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
                                  (UNAUDITED)

                                                                  FOR THE QUARTER ENDED
                                                              -----------------------------
                                                              APR. 4, 1999    MAR. 29, 1998
                                                              ------------    -------------
NET SALES:
  Systems assembly and distribution.........................    $150,913        $150,419
  Printed wiring boards.....................................      71,321          50,708
  Other.....................................................      25,234          34,247
                                                                --------        --------
          Total net sales...................................     247,468         235,374
                                                                --------        --------
COST OF SALES:
  Cost of sales.............................................     209,539         201,932
  Non-recurring charges.....................................          --          52,156
                                                                --------        --------
          Total cost of sales...............................     209,539         254,088
                                                                --------        --------
  Gross profit (loss).......................................      37,929         (18,714)
Selling, general and administrative expenses................      20,110          19,176
Non-recurring charges.......................................          --           1,844
Interest income.............................................        (394)           (927)
Interest expense............................................       6,482           4,719
Amortization of intangibles.................................       1,295           1,121
Other, net..................................................         (14)           (168)
                                                                --------        --------
  Income (loss) before income taxes.........................      10,450         (44,479)
Income tax expense (benefit)................................       1,567         (12,432)
                                                                --------        --------
  Net income (loss).........................................    $  8,883        $(32,047)
                                                                ========        ========
EARNINGS (LOSS) PER COMMON SHARE:
  Basic.....................................................    $   0.32        $  (1.27)
  Diluted...................................................    $   0.31        $  (1.27)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES AND EQUIVALENTS
  OUTSTANDING:
  Basic.....................................................      27,352          25,303
  Diluted...................................................      30,477          25,303

     See accompanying notes to condensed consolidated financial statements.

                      THE DII GROUP, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PAR VALUE DATA)
                                  (UNAUDITED)

                                                              APRIL 4,    JANUARY 3,
                                                                1999         1999
                                                              --------    ----------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 42,522     $ 55,972
  Accounts receivable, net..................................   144,480      153,861
  Inventories...............................................    70,891       66,745
  Prepaid expenses..........................................    13,214       11,570
  Other.....................................................    11,560        7,249
                                                              --------     --------
          Total current assets..............................   282,667      295,397
                                                              --------     --------
Property, plant and equipment, net..........................   328,122      326,226
Goodwill, net...............................................    95,882       97,475
Debt issue costs, net.......................................     7,388        9,319
Investments in minority owned entities......................    20,507           --
Other.......................................................    18,044       18,892
                                                              --------     --------
                                                              $752,610     $747,309
                                                              ========     ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $122,022     $122,536
  Accrued expenses..........................................    37,840       44,134
  Accrued interest payable..................................     2,400        6,769
  Current portion of capital lease obligations..............     2,421        5,617
  Current portion of long-term debt.........................    23,086       29,031
                                                              --------     --------
          Total current liabilities.........................   187,769      208,087
                                                              --------     --------
Capital lease obligations, net of current portion...........     1,488        1,820
Long-term debt, net of current portion......................   287,069      271,864
Convertible subordinated notes payable......................        --       86,235
Other.......................................................     3,705        3,582
Commitments and contingent liabilities
Stockholders' equity:
  Preferred stock, $0.01 par value; 5,000,000 shares
     authorized; none issued................................        --           --
  Common stock, $0.01 par value; 90,000,000 shares
     authorized; 30,930,260 and 26,169,344 shares issued and
     29,283,260 and 24,522,344 shares outstanding...........       309          262
  Additional paid-in capital................................   211,367      124,410
  Retained earnings.........................................   101,954       93,071
  Treasury stock, at cost; 1,647,000 shares.................   (28,544)     (28,544)
  Accumulated other comprehensive loss......................    (4,254)      (4,139)
  Deferred compensation.....................................    (8,253)      (9,339)
                                                              --------     --------
          Total stockholders' equity........................   272,579      175,721
                                                              --------     --------
                                                              $752,610     $747,309
                                                              ========     ========

     See accompanying notes to condensed consolidated financial statements.

                      THE DII GROUP, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                  FOR THE QUARTER ENDED
                                                              -----------------------------
                                                              APR. 4, 1999    MAR. 29, 1998
                                                              ------------    -------------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES............    $  4,843        $   (585)
                                                                --------        --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment................     (21,342)        (15,153)
  Proceeds from sales of property, plant and equipment......       9,104           3,352
  Proceeds from business divestitures.......................      12,000              --
  Investments in minority owned entities....................     (20,507)             --
                                                                --------        --------
     Net cash used by investing activities..................     (20,745)        (11,801)
                                                                --------        --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments to acquire treasury stock........................          --          (9,170)
  Repayments of capital lease obligations...................      (3,528)         (1,235)
  Repayments of long-term debt..............................     (15,504)         (2,044)
  Long-term debt borrowings.................................      20,000              --
  Proceeds from stock issued under stock plans..............       1,568           2,834
  Other.....................................................        (101)             --
                                                                --------        --------
     Net cash provided (used) by financing activities.......       2,435          (9,615)
Effect of exchange rate changes on cash.....................          17             (29)
                                                                --------        --------
     Net decrease in cash and cash equivalents..............     (13,450)        (22,030)
Cash and cash equivalents at beginning of period............      55,972          85,067
                                                                --------        --------
Cash and cash equivalents at end of period..................    $ 42,522        $ 63,037
                                                                ========        ========

     See accompanying notes to condensed consolidated financial statements.

                      THE DII GROUP, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Financial information as of January 3, 1999 has been derived from the audited consolidated financial statements of The DII Group, Inc. and subsidiaries (the "Company").

     The condensed consolidated financial statements do not include all information and notes required by generally accepted accounting principles for complete financial statements. However, except as disclosed herein, there has been no material change in the information disclosed in the notes to the consolidated financial statements as of and for the year ended January 3, 1999 included in the annual report on Form 10-K previously filed with the Securities and Exchange Commission. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included in the accompanying condensed consolidated financial statements. Operating results for the three-month period ended April 4, 1999 are not necessarily indicative of the results that may be expected for the year ending January 2, 2000.

     The Company's fiscal year consists of either a 52-week or 53-week period ending on the Sunday nearest to December 31. Fiscal 1998 comprised 53 weeks and ended on January 3, 1999 and fiscal 1999 will comprise 52 weeks and will end on January 2, 2000. The accompanying condensed consolidated financial statements are therefore presented as of and for the quarters ended April 4, 1999 and March 29, 1998, both of which are 13-week periods.

(2) INVENTORIES

     Inventories consisted of the following:

                                                              APRIL 4,    JANUARY 3,
                                                                1999         1999
                                                              --------    ----------
Raw materials...............................................  $44,311      $44,669
Work in process.............................................   31,875       24,922
Finished goods..............................................    3,627        6,622
                                                              -------      -------
                                                               79,813       76,213
Less allowance..............................................    8,922        9,468
                                                              -------      -------
                                                              $70,891      $66,745
                                                              =======      =======

     The Company made provisions to the allowance for inventory impairment (including non-recurring charges, see Note 7 of $40 and $6,028 during the quarters ended April 4, 1999 and March 29, 1998, respectively.

(3) BUSINESS COMBINATIONS, ASSET PURCHASES AND STRATEGIC INVESTMENTS

     In August 1998, the Company acquired Greatsino Electronic Technology, a printed wiring board fabricator and contract electronics manufacturer with operations in the People's Republic of China. The cash purchase price, net of cash acquired, amounted to $51,795. The initial purchase price is subject to adjustments for contingent consideration of no more than approximately $40,000 based upon the business achieving specified levels of earnings through August 31, 1999. The fair value of the assets acquired, excluding

                      THE DII GROUP, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

cash acquired, amounted to $55,699 and liabilities assumed were $21,801, including estimated acquisition costs. The cost in excess of net assets acquired amounted to $17,897.

     The cost of the acquisition has been allocated on the basis of the estimated fair value of assets acquired and liabilities assumed. Goodwill is subject to future adjustments from contingent purchase price adjustments for varying periods, all of which end no later than June 2001. The Company increased goodwill and notes payable to sellers of businesses acquired in the amount of $5,000 for contingent purchase price adjustments during the quarter ended April 4, 1999. There were no contingent purchase price adjustments during the quarter ended March 29, 1998.

     The above acquisition was accounted for as a purchase with the results of operations from the acquired business included in the Company's results of operations from the acquisition date forward. Pro forma results of operations would not be materially different from the historical results reported. The costs of this acquisition has been allocated on the basis of the estimated fair value of the assets acquired and the liabilities assumed.

     In October 1998, the Company acquired Hewlett-Packard Company's ("HP") printed wiring board fabrication facility located in Boeblingen, Germany, and its related production equipment, inventory and other assets for a purchase price of approximately $89,900. The purchase price was allocated to the assets acquired based on the relative fair values of the assets at the date of acquisition.

     During the first quarter of fiscal 1999, the Company made two strategic minority investments amounting to $20,507. First, the Company entered into a joint venture with Virtual IP Group ("VIP"), a complex integrated circuit design company with locations in Hyderabad, India and Sunnyvale, California. The Company acquired a 49% interest in VIP for approximately $5,007. The Company accounts for its investment in VIP under the equity method.

     The Company also acquired a minority interest in a subsidiary that is primarily owned by Capetronic, a Hong Kong publicly traded company, through the purchase of preferred stock for approximately $15,500. The preferred stock can be exchanged into common stock of Capetronic at any price above $4.80 Hong Kong ("HK") per share any time after 15 months from the date of agreement. Additionally, any time after 15 months Capetronic can force conversion at $10 HK per share. The Company accounts for its investment under the cost method. Through this strategic partnership, the Company has obtained the rights to manufacture the majority of the set-top boxes for the delivery of video entertainment, data and educational materials to the Mandarin Chinese-speaking markets in China, Singapore, Taiwan and Hong Kong.

(4) DIVESTITURES

     The Company has undertaken an initiative to divest of its non-core business unit known as Process Technologies International ("PTI"). PTI is a group of manufacturing companies that produce equipment and tooling used in the printed circuit board assembly process. The Company is divesting of this non-core business unit in order to sharpen its focus on the Company's core businesses of design and semiconductor services, fabrication of printed wiring boards, and systems assembly and distribution.

     In March 1999, the Company completed the divestiture of TTI Testron, Inc., its subsidiary that manufactures in-circuit and functional test hardware and software. The Company received cash proceeds from the sale amounting to $12,000, which approximated the book value of the disposed assets.

                      THE DII GROUP, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

(5) LONG-TERM DEBT

     Long-term debt was comprised of the following:

                                                              APRIL 4,    JANUARY 3,
                                                                1999         1999
                                                              --------    ----------
Senior subordinated notes...................................  $150,000     $150,000
Bank term loan..............................................    96,000      100,000
Outstanding under line-of-credit............................    57,500       37,500
Notes payable to sellers of businesses acquired.............     6,373       11,550
Other.......................................................       282        1,845
                                                              --------     --------
  Total long-term debt......................................   310,155      300,895
Less current portion........................................    23,086       29,031
                                                              --------     --------
  Long-term debt, net of current portion....................  $287,069     $271,864
                                                              ========     ========

(6) CONVERTIBLE SUBORDINATED DEBT

     As of February 18, 1999, substantially all of the Company's convertible subordinated notes were converted into approximately 4,600,000 shares of common stock and the unconverted portion was redeemed for $101. Stockholders' equity was increased by the full amount of the convertible subordinated notes less the unamortized issuance costs. The conversion was a non-cash addition to stockholders' equity during the first quarter of fiscal 1999.

(7) NON-RECURRING CHARGES

     During fiscal 1998, the Company recognized non-recurring pre-tax charges of $76,636, substantially all of which related to the operations of the Company's wholly owned subsidiary, Orbit Semiconductor. The Company decided to sell Orbit's 6-inch, 0.6 micron wafer fabrication facility ("Fab") and adopt a fabless manufacturing strategy to complement Orbit's design and engineering services. The charges were primarily due to the impaired recoverability of inventory, intangible assets and fixed assets, and other costs associated with the exit of semiconductor manufacturing. The manufacturing facility was sold in January 1999 and the Company has successfully adopted a fabless manufacturing strategy. The Company recorded $54,000 and $22,636 of the charges in the first and fourth quarters of fiscal 1998, respectively. As discussed below, $52,156 of the non-recurring pre-tax charges had been classified as a component of cost of sales in the first quarter 1998.

     The Company purchased Orbit in August of 1996, and, as a precondition to the merger, supported Orbit's previously made decision to replace its wafer fabrication facility (fab) with a higher technology fab. The transition to the 6-inch fab was originally scheduled for completion during the summer of 1997, but the changeover took longer than expected and was finally completed in January 1998.

     The missed plan for the changeover and running both fabs simultaneously put pressure on the work force, with resulting quality problems. Compounding these problems, the semiconductor industry was characterized by excess capacity that arose about the time Orbit was acquired, which led larger competitors to invade Orbit's niche market. Further, many of Orbit's customers migrated faster than expected to a technology in excess of Orbit's fabrication capabilities, requiring Orbit to outsource more of its manufacturing requirements than originally expected. Based upon these continued conditions and the future outlook, the Company took this first quarter 1998 charge to correctly size Orbit's asset base to allow its recoverability based upon its then current business size.

                      THE DII GROUP, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

     The first quarter 1998 non-recurring charge included approximately $38,258 for the write-down of long-lived assets to fair value. The fair value of these assets was based on estimated market value at the date of the charge. These assets primarily related to the property, plant and equipment. This amount was classified as a component of cost of sales.

     Additionally, the first quarter 1998 non-recurring charge included approximately $7,900 for losses on sales contracts, incremental amounts of uncollectible accounts receivable, and estimated incremental sales returns and allowances, primarily resulting from the fab changeover quality issues. This amount was classified as a component of cost of sales.

     The first quarter 1998 non-recurring pre-tax charge also included approximately $7,842 primarily associated with inventory write-downs. This write-down primarily resulted from excess inventory created by deciding to downsize operations.

     As previously stated, the Company subsequently decided to sell the manufacturing facility (which occurred in January 1999). This decision resulted in an additional non-recurring pre-tax charge in the fourth quarter of 1998 of $22,636. As of April 4, 1999, the Company has paid all employee termination costs associated with its exit from the fab. Included in accrued expenses at April 4, 1999 is $500 related to allowances for sales returns and $1,439 of other items such as litigation, environmental clean-up costs and other facility exit costs. These remaining accruals relate to the charge taken in the fourth quarter of fiscal 1998 and, in management's opinion, are adequate and are expected to be paid out during fiscal 1999.

(8) COMPREHENSIVE INCOME

     The components of comprehensive income were as follows:

                                                              FOR THE QUARTER ENDED
                                                              ---------------------
                                                              APRIL 4,    MARCH 29,
                                                                1999        1998
                                                              --------    ---------
Net income (loss)...........................................   $8,883     $(32,047)
Other comprehensive loss --
  Foreign currency translation adjustments..................     (115)          (9)
                                                               ------     --------
Comprehensive income (loss).................................   $8,768     $(32,056)
                                                               ======     ========

     The foreign currency translation adjustments are not currently adjusted for income taxes since they relate to investments that are permanent in nature.

                      THE DII GROUP, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

(9) EARNINGS (LOSS) PER SHARE

     Earnings (loss) per common share ("EPS") data were computed as follows:

                                                                 FOR THE QUARTER ENDED
                                                            -------------------------------
                                                            APRIL 4, 1999    MARCH 29, 1998
                                                            -------------    --------------
BASIC EPS:
Net income (loss).........................................     $ 8,883          $(32,047)
                                                               =======          ========
Weighted-average common shares outstanding................      27,352            25,303
                                                               =======          ========
Basic EPS.................................................     $  0.32          $  (1.27)
                                                               =======          ========
DILUTED EPS:
Net income (loss).........................................     $ 8,883          $(32,047)
Plus income impact of assumed conversions:
  Interest expense (net of tax) on convertible
     subordinated notes...................................         400                --
  Amortization (net of tax) of debt issuance cost on
     convertible subordinated notes.......................          33                --
                                                               -------          --------
Net income (loss) available to common stockholders........     $ 9,316          $(32,047)
                                                               =======          ========
SHARES USED IN COMPUTATION:
  Weighted-average common shares outstanding..............      27,352            25,303
  Shares applicable to exercise of dilutive options.......       1,101                --
  Shares applicable to deferred stock compensation........         182                --
  Shares applicable to convertible subordinated notes.....       1,812                --
                                                               -------          --------
Shares applicable to diluted earnings.....................      30,447            25,303
                                                               =======          ========
Diluted EPS...............................................     $  0.31          $  (1.27)
                                                               =======          ========

     The common equivalent shares from common stock options, deferred stock compensation and convertible subordinated notes were antidilutive for the quarter ended March 29, 1998, and therefore not assumed to be converted for diluted earnings per share computations.

(10) COMMITMENTS, CONTINGENCIES AND SUBSEQUENT EVENTS

     The Company is involved in certain litigation and environmental matters described in the Company's Annual Report on Form 10-K for the fiscal year ended January 3, 1999. Although management is of the opinion that these matters will not have a material adverse effect on the consolidated financial position or results of operations of the Company, the ultimate outcome of the litigation and environmental matters cannot, at this time, be predicted in light of the uncertainties inherent in these matters. Based upon the facts and circumstances currently known, management cannot estimate the most likely loss or the maximum loss for these matters. The Company has accrued the minimum estimated costs, which amounts are immaterial, associated with these matters in the accompanying condensed consolidated financial statements.

     The Company determines the amount of its accruals for environmental matters by analyzing and estimating the range of possible costs in light of information currently available. The imposition of more stringent standards or requirements under environmental laws or regulations, the results of future testing and analysis undertaken by the Company at its operating facilities, or a determination that the Company is potentially responsible for the release of hazardous substances at other sites, could result in expenditures in

                      THE DII GROUP, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

excess of amounts currently estimated to be required for such matters. No assurance can be given that actual costs will not exceed amounts accrued or that costs will not be incurred with respect to sites as to which no problem is currently known. Further, there can be no assurance that additional environmental matters will not arise in the future.

     The Company has approximately $10,336 of capital commitments as of April 4, 1999.

     As of April 4, 1999, there were $57,500 in borrowings outstanding under the Company's $110,000 senior secured revolving line-of-credit facility. This credit facility requires compliance with certain financial covenants and is secured by substantially all of the Company's assets. As of April 4, 1999, the Company was in compliance with all loan covenants.

     Subsequent to April 4, 1999, the Company sold IRI International and Chemtech (U.K.) Limited, manufacturers of surface mount printed circuit board solder cream stencils. Additionally, in April 1999, the Company signed a letter of intent to sell Cencorp, its subsidiary that manufactures depaneling equipment for fully assembled printed circuit boards. The aggregate proceeds from these sales are expected to approximate $30,000. The Company does not believe that these sales will have any adverse impact on its consolidated financial position.

     On May 4, 1999, the Company announced that it has signed a memorandum of understanding with Ericsson Austria AG to purchase Ericsson's manufacturing facility and related assets located in Kindberg, Austria. Subject to concluding this transaction, the Company will enter into a long-term supply agreement with Ericsson to provide printed circuit board assembly, box build, and the associated logistics and distribution activities. The transaction is expected to be completed during the Company's third fiscal quarter of 1999. Completion of the transaction is subject to applicable government approvals and various conditions of closing. The transaction will be accounted for as a purchase of assets. Subject to final negotiations, due diligence and working capital levels at the time of closing, the estimated purchase price is approximately $20,000.

(11) INCOME TAXES

     The Company's estimated effective income tax rate differs from the U.S. statutory rate due to domestic income tax credits and lower effective income tax rates on foreign earnings considered permanently invested abroad. The effective tax rate for a particular year will vary depending on the mix of foreign and domestic earnings, income tax credits and changes in previously established valuation allowances for deferred tax assets based upon management's current analysis of the realizability of these deferred tax assets. As foreign earnings considered permanently invested abroad increase as a percentage of consolidated earnings, the overall consolidated effective income tax rate will usually decrease because the foreign earnings are generally taxed at a lower rate than domestic earnings. The mix of foreign and domestic income from operations before income taxes, the recognition of income tax loss and tax credit carryforwards, management's current assessment of the required valuation allowance and the implementation of several tax planning initiatives resulted in an estimated effective income tax rate of 15% for the quarter ended April 4, 1999.

(12) BUSINESS SEGMENTS AND GEOGRAPHIC AREAS

     The Company's businesses are organized, managed, and internally reported as three reportable segments. These segments, which are based on differences in products, technologies, and services are Systems Assembly and Distribution, Printed Wiring Boards, and Other (which includes Dii Semiconductor and PTI). These segments offer products and services across most sectors of the electronics industry in order to reduce exposure to downturn in any particular sector.

                      THE DII GROUP, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

     Transactions between segments are recorded at cost. The Company's businesses are operated on an integrated basis and are characterized by substantial intersegment cooperation, cost allocations, and marketing efforts. Substantially all interest expense is incurred at Corporate. Therefore, management does not represent that these segments, if operated independently, would report the operating income and other financial information shown.

                                                                 FOR THE QUARTER ENDED
                                                            -------------------------------
                                                            APRIL 4, 1999    MARCH 29, 1998
                                                            -------------    --------------
NET SALES:
  Systems assembly and distribution.......................    $150,913          $150,419
  Printed wiring boards...................................      71,321            50,708
  Other...................................................      25,234            34,247
                                                              --------          --------
                                                              $247,468          $235,374
                                                              ========          ========
INCOME (LOSS) BEFORE INCOME TAXES*:
  Systems assembly and distribution.......................    $  7,631          $  8,950
  Printed wiring boards...................................       8,996             8,402
  Other...................................................       2,702            (1,362)
  Unallocated general corporate...........................      (8,879)           (6,469)
                                                              --------          --------
                                                              $ 10,450          $  9,521
                                                              ========          ========
DEPRECIATION AND AMORTIZATION:
  Systems assembly and distribution.......................    $  3,349          $  1,666
  Printed wiring boards...................................       5,046             2,648
  Other...................................................         940             3,902
  Unallocated general corporate...........................         306               303
                                                              --------          --------
                                                              $  9,641          $  8,519
                                                              ========          ========
CAPITAL EXPENDITURES:
  Systems assembly and distribution.......................    $ 11,307          $  6,131
  Printed wiring boards...................................       8,436             4,524
  Other...................................................         899             4,446
  Unallocated general corporate...........................         700                52
                                                              --------          --------
                                                              $ 21,342          $ 15,153
                                                              ========          ========

                      THE DII GROUP, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                            APRIL 4, 1999    JANUARY 3, 1999
                                                            -------------    ---------------
IDENTIFIABLE ASSETS AT THE END OF
  EACH PERIOD:
  Systems assembly and distribution.......................    $225,915          $238,027
  Printed wiring boards...................................     406,355           390,194
  Other...................................................      61,901            79,453
  Unallocated general corporate...........................      58,439            39,635
                                                              --------          --------
                                                              $752,610          $747,309
                                                              ========          ========

---------------
* Excludes non-recurring charge of $54,000 for the quarter ended March 29, 1998, which related primarily to Other Services. See Note 6 for additional information regarding the non-recurring charges.

     The following summarizes financial information by geographic areas:

                                                                 FOR THE QUARTER ENDED
                                                            -------------------------------
                                                            APRIL 4, 1999    MARCH 29, 1998
                                                            -------------    --------------
NET SALES:
  North America...........................................    $141,277          $   169,503
  Europe..................................................      56,369               41,415
  Asia....................................................      49,822               24,456
                                                              --------          -----------
                                                              $247,468          $   235,374
                                                              ========          ===========
INCOME (LOSS) BEFORE INCOME TAXES*:
  North America...........................................    $  6,957          $     9,837
  Europe..................................................       6,640                4,827
  Asia....................................................       5,732                1,326
  Unallocated general corporate...........................      (8,879)              (6,469)
                                                              --------          -----------
                                                              $ 10,450          $     9,521
                                                              ========          ===========

                                                            APRIL 4, 1999    JANUARY 3, 1999
                                                            -------------    ---------------
LONG-LIVED ASSETS AT THE END OF EACH PERIOD:
  North America...........................................    $217,198          $    232,134
  Europe..................................................     112,018               110,296
  Asia....................................................      93,388                80,635
  Unallocated general corporate...........................       8,788                 9,955
                                                              --------          ------------
                                                              $431,392          $    433,020
                                                              ========          ============

---------------
* Excludes non-recurring charge of $54,000 for the quarter ended March 29, 1998, which related to businesses operated in North America. See Note 6 for additional information regarding the non-recurring charges.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                6,000,000 SHARES

                              THE DII GROUP, INC.

                                  COMMON STOCK

                                     [LOGO]

                                  ------------

                                   PROSPECTUS

                                            , 1999

                                  ------------

                              SALOMON SMITH BARNEY
                         BANCBOSTON ROBERTSON STEPHENS
                          DONALDSON, LUFKIN & JENRETTE
                            BEAR, STEARNS & CO. INC.
                           THOMAS WEISEL PARTNERS LLC

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses to be paid by the registrant in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimated except the SEC registration fee, the NASD filing fee and the Nasdaq additional shares listing fee.

SEC registration fee........................................  $ 64,620
NASD filing fee.............................................    23,744
Nasdaq additional listing fee...............................    17,500
Legal fees and expenses.....................................   150,000
Transfer agent fees.........................................    10,000
Printing costs..............................................    80,000
Accounting fees and expenses................................    50,000
Blue Sky fees and expenses..................................     2,000
Miscellaneous expenses......................................     2,136
                                                              --------
          Total.............................................  $400,000
                                                              ========

ITEM 15.  INDEMNIFICATION OF DIRECTOR AND OFFICERS.

     In accordance with Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), our restated certificate of incorporation contains a provision to limit the personal liability of our directors for violations of their fiduciary duties. This provision eliminates each director's liability to the company or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

     Section 145 of the DGCL provides that a corporation may indemnify any person, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually or reasonably incurred. The Restated By-laws of the company provide for indemnification of the officers and directors to the fullest extent permitted by the DGCL. In addition, the company maintains officers' and directors' liability insurance which insures against liabilities that our officers and directors may incur in such capacities.

ITEM 16.  EXHIBITS.

EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
-----------                      ----------------------
   *1.1       Form of Underwriting Agreement
    4.1(a)    Restated Certificate of Incorporation of Registrant,
              together with the Certificate of Amendment of the Restated
              Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 of the Registrant's Form 10-K
              Annual Report for fiscal year ended December 31, 1995, File
              No. 0-21374).
    4.1(b)    Amendment to the Restated Certificate of Incorporation of
              Registrant (incorporated by reference to Exhibit 3.1 of the
              Registrant's Quarterly Report on Form 10-Q for the quarter ended March 29, 1998, File No. 0-21374).
    4.2(a)    Restated Bylaws of Registrant (incorporated by reference to
              Exhibit 3.1 of the Registrant's Quarterly Report in Form
              10-Q for the quarter ended April 4, 1999, File No. 0-21374)
    4.3       Form of Stock Certificate (incorporated by reference to
              Exhibit 4.1 of the Registrant's Registration Statement on
              Form 10, as amended, File No. 0-21374)
    4.4       Rights Agreement dated as of May 4, 1993 between the
              Registrant and Norwest Bank Minnesota, N.A., as Rights Agent
              (incorporated by reference to Exhibit 10.5 of the
              Registrant's Registration Statement on Form S-1,
              Registration No. 33-71138)
   *5.1       Opinion of Curtis, Mallet-Prevost, Colt & Mosle
   15.1       Letter re: Unaudited Interim Financial Information
   23.1       Consent of Deloitte & Touche LLP
   23.2       Consent of KPMG LLP
  *23.3       Consent of Curtis, Mallet-Prevost, Colt & Mosle (included as part of Exhibit 5.1 hereto)
   24.1       Power of Attorney (included on signature page)

---------------
* To be filed by amendment.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Niwot, State of Colorado, on the 26th day of May, 1999.

                                          The DII Group, Inc.

                                          By:      /s/ THOMAS J. SMACH
                                            ------------------------------------
                                            Name: Thomas J. Smach
                                            Title:  Chief Financial Officer

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of The DII Group, Inc. do hereby constitute and appoint Carl R. Vertuca, Jr. and Thomas J. Smach, and each of them, our true and lawful attorneys and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                      TITLE                     DATE
                     ---------                                      -----                     ----
               /s/ RONALD R. BUDACZ                  Chairman and Chief Executive         May 26, 1999
---------------------------------------------------    Officer
                 Ronald R. Budacz

             /s/ CARL R. VERTUCA, JR.                Director, Executive Vice             May 26, 1999
---------------------------------------------------    President -- Finance,
               Carl R. Vertuca, Jr.                    Administration and Corporate
                                                       Development

                /s/ THOMAS J. SMACH                  Chief Financial Officer (Principal   May 26, 1999
---------------------------------------------------    Financial Officer and Principal
                  Thomas J. Smach                      Accounting Officer)

               /s/ ROBERT L. BRUECK                  Director                             May 26, 1999
---------------------------------------------------
                 Robert L. Brueck

          /s/ CONSTANTINE S. MACRICOSTAS             Director                             May 26, 1999
---------------------------------------------------
            Constantine S. Macricostas

                     SIGNATURE                                      TITLE                     DATE
                     ---------                                      -----                     ----
            /s/ GERARD T. WRIXON, PH.D.              Director                             May 26, 1999
---------------------------------------------------
              Gerard T. Wrixon, Ph.D.

              /s/ ALEXANDER W. YOUNG                 Director                             May 26, 1999
---------------------------------------------------
                Alexander W. Young

                                 EXHIBIT INDEX

                                                                            SEQUENTIALLY
                                                                              NUMBERED
EXHIBIT NO.                      DESCRIPTION OF EXHIBIT                         PAGE
-----------                      ----------------------                     ------------
   *1.1       Form of Underwriting Agreement..............................
    4.1(a)    Restated Certificate of Incorporation of Registrant,
              together with the Certificate of Amendment of the Restated
              Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 of the Registrant's Form 10-K
              Annual Report for fiscal year ended December 31, 1995, File
              No. 0-21374)
    4.1(b)    Amendment to the Restated Certificate of Incorporation of
              Registrant (incorporated by reference to Exhibit 3.1 of the
              Registrant's Quarterly Report on Form 10-Q for the quarter ended March 29, 1998, File No. 0-21374)
    4.2(a)    Restated Bylaws of Registrant (incorporated by reference to
              Exhibit 3.1 of the Registrant's Quarterly Report on Form
              10-Q for the quarter ended April 4, 1999, File No. 0-21374)
    4.3       Form of Stock Certificate (incorporated by reference to
              Exhibit 4.1 of the Registrant's Registration Statement on
              Form 10, as amended, File No. 0-21374)
    4.4       Rights Agreement dated as of May 4, 1993 between the
              Registrant and Norwest Bank Minnesota, N.A., as Rights Agent
              (incorporated by reference to Exhibit 10.5 of the
              Registrant's Registration Statement on Form S-1,
              Registration No. 33-71138)
   *5.1       Opinion of Curtis, Mallet-Prevost, Colt & Mosle.............
   15.1       Letter re: Unaudited Interim Financial Information..........
   23.1       Consent of Deloitte & Touche LLP............................
   23.2       Consent of KPMG LLP.........................................
  *23.3       Consent of Curtis, Mallet-Prevost, Colt & Mosle (included as part of Exhibit 5.1 hereto).................................
   24.1       Power of Attorney (included on signature page)..............

---------------
* To be filed by amendment.